      Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.
Exhibit 10.4
License, Manufacturing And Supply Agreement
This Agreement (“AGREEMENT”) is made and entered into August 5, 2005 (the “EFFECTIVE DATE”) by and between Nektar Therapeutics AL, Corporation, having its principal place of business at 490 Discovery Drive, Huntsville, AL 35806 (“NEKTAR AL”); and Compound Therapeutics, Inc. having its principal place of business at 100 Beaver Street, Waltham, MA 02453 (“COMPANY”). NEKTAR AL and COMPANY may be referred to herein individually as a “PARTY” and collectively as the “PARTIES.”
RECITALS
WHEREAS, COMPANY is in the business of developing pharmaceutical products, including in particular the THERAPEUTIC AGENT;
WHEREAS, NEKTAR AL has proprietary technology useful for attaching poly(ethylene) glycol-based molecules to pharmaceutical compounds, including in particular the NEKTAR AL LICENSED TECHNOLOGY;
WHEREAS, COMPANY desires to obtain an exclusive license to the NEKTAR AL LICENSED TECHNOLOGY, excluding NEKTAR AL MANUFACTURING TECHNOLOGY, to develop, make, have made, use, sell, offer for sale, import and export the SELECTED PRODUCT throughout the world, and NEKTAR AL desires to grant such license to COMPANY, under the terms and conditions specified herein;
WHEREAS, NEKTAR AL is also engaged in the business of manufacturing bulk quantities of PEGYLATED reagents used in the manufacture of pharmaceutical products, and possesses the requisite plant, equipment and personnel to produce the SELECTED REAGENT in accordance with the SPECIFICATIONS and all applicable governmental regulations and consistent with COMPANY’S requirements;
WHEREAS, COMPANY desires NEKTAR AL to manufacture and supply bulk quantities of SELECTED REAGENT to COMPANY for the sole purpose of enabling COMPANY to develop, make, have made, use, sell, offer for sale, import and export SELECTED PRODUCT, and NEKTAR AL agrees to undertake the manufacture and supply of SELECTED REAGENT in accordance with the terms and conditions specified below; and

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NOW, THEREFORE, in consideration of the foregoing and the covenants and promises contained in this AGREEMENT, the PARTIES agree as follows:
AGREEMENT
1.	Definitions
1.1	“AFFILIATE” means, with respect to any person or entity, any other person or entity that controls, is controlled by, or is under common control with, such person or entity. For purposes of this definition only, “control,” “controlled by” and “under common control with” shall mean the possession of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting stock or partnership interest, by contract or otherwise. In the case of an entity, the direct or indirect ownership of fifty percent (50%) or more of its outstanding voting shares or the ability otherwise to elect a majority of the board of directors or other managing authority of the entity shall in any event be deemed to confer control, it being understood that the direct or indirect ownership of a lesser percentage of such shares shall not necessarily preclude the existence of control. For clarity, at such time as a person or entity ceases to meet this definition of AFFILIATE, all rights granted under or pursuant to this AGREEMENT shall terminate, subject to the application of Section 14.5.1.

1.2	“APPROVAL” has the meaning set forth in Schedule VIII.

1.3	“BATCH” has the meaning set forth in Schedule VIII.

1.4	“BLA” means a Biologics License Application filed with the FDA pursuant to 21 C.F.R. § 601.2 et seq., or any corresponding supranational, foreign or domestic MARKETING AUTHORIZATION application, registration or certification necessary or reasonably useful to market SELECTED PRODUCT in such country or territory.

1.5	“CHANGE CONTROL” has the meaning set forth in Schedule VIII.

1.6	“CHANGE CONTROL FORM” has the meaning set forth in Schedule VIII.

1.7	“CLAIMS” has the meaning set forth in Section 11.1.1.

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1.8	“COMPANY CORE TECHNOLOGY” means: (i) [**].

1.9	“COMPANY CORE TECHNOLOGY INVENTIONS” has the meaning set forth in Section 12.5.

1.10	“COMPANY INDEMNITEE” has the meaning set forth in Section 11.1.1

1.11	“COMPANY KNOW-HOW” means all KNOW-HOW CONTROLLED by COMPANY that is necessary or reasonably useful for NEKTAR AL in connection with NEKTAR AL’S performance of its obligations under this AGREEMENT. COMPANY PATENT RIGHTS are excluded from the definition of COMPANY KNOW-HOW.

1.12	“COMPANY PATENT RIGHTS” means all PATENTS and PATENT APPLICATIONS CONTROLLED by COMPANY that are necessary or reasonably useful for NEKTAR AL in connection with NEKTAR AL’S performance of its obligations under this AGREEMENT.

1.13	“CONFIDENTIAL INFORMATION” has the meaning set forth in Section 8.1.

1.14	“CONTRACT MANUFACTURER” has the meaning set forth in Section 3.5.

1.15	“CONTROL(LED)” means the ability to grant a license or sublicense as provided for herein without violating the terms of any agreement or other arrangement with any THIRD PARTY.

1.16	“CRITICAL CHANGES” has the meaning set forth in SCHEDULE VIII. 1.17 “CRITICAL PROCESS STEP” has the meaning set forth in SCHEDULE VIII.

1.18	“CRITICAL RAW MATERIAL” has the meaning set forth in SCHEDULE VIII.

1.19	“DATE OF MANUFACTURE” has the meaning set forth in SCHEDULE VIII.

1.20	“DEBARRED ENTITY” means a corporation, partnership or association that has been debarred by the FDA pursuant to 21 U.S.C. §335a (a) or (b) from submitting or assisting in the submission of any abbreviated drug application, or an AFFILIATE of a DEBARRED ENTITY.

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1.21	“DEBARRED INDIVIDUAL” means an individual who has been debarred by the FDA pursuant to 21 U.S.C. §335a (a) or (b) from providing services in any capacity to a person that has an approved or pending drug product application.

1.22	“DEFAULT” has the meaning set forth in Section 10.2.2.

1.23	“DELIVERY SYSTEM” has the meaning set forth in Section 1.52.

1.24	“DISCLOSING PARTY” means the PARTY disclosing CONFIDENTIAL INFORMATION to the other PARTY hereunder.

1.25	“DMF” has the meaning set forth in SCHEDULE VIII.

1.26	“DOLLAR(S)” means United States dollars.

1.27	“EMEA” means the European Medicines Agency, and any successor agency thereto, having the administrative authority to regulate the marketing of human pharmaceutical products, biological therapeutic products and delivery systems in the European Union.

1.28	“ESTIMATED COST” has the meaning set forth in Schedule II.

1.29	“FAILURE” has the meaning set forth in Section 3.5.

1.30	“FDA” means the United States Food and Drug Administration, or any successor entity that may be established hereafter having the administrative authority to regulate the marketing of human pharmaceutical products, biological therapeutic products and delivery systems in the United States.

1.31	“FIELD” means the treatment, prevention or diagnosis of human or animal diseases or conditions.

1.32	“FIRST COMMERCIAL SALE” means, with respect to SELECTED PRODUCT, the first sale by COMPANY or its SUBLICENSEE to a THIRD PARTY following receipt of MARKETING AUTHORIZATION in the country of sale; provided, however, that SELECTED PRODUCT shipped by COMPANY or its SUBLICENSEE to a THIRD PARTY prior to receipt of MARKETING AUTHORIZATION therefor in a particular country where such SELECTED

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PRODUCT is intended for sale, shall be deemed for the purposes hereof a FIRST COMMERCIAL SALE to the extent such SELECTED PRODUCT is sold to a THIRD PARTY for sale in that country after such MARKETING AUTHORIZATION is obtained. A transfer of SELECTED PRODUCT by COMPANY, its AFFILIATES or its SUBLICENSEES solely for research and development purposes and for the purpose of directly enabling COMPANY, its AFFILIATES and its SUBLICENSEES to research and develop SELECTED PRODUCT under this AGREEMENT shall not be considered a FIRST COMMERCIAL SALE.

1.33	“GAAP” has the meaning set forth in SCHEDULE II.

1.34	“INVENTIONS” means any and all ideas, concepts, methods, procedures, processes, improvements, inventions and discoveries, whether or not patentable, that are conceived or made in the performance of activities conducted in connection with this AGREEMENT including the process development and manufacture of the SELECTED PRODUCT.

1.35	“JOINT INVENTION” has the meaning set forth in Section 12.3.

1.36	“JOINT PATENT APPLICATIONS” has the meaning set forth in Section 12.7.

1.37	“KNOW-HOW” means all technical, scientific and other know-how, data, materials, information, trade secrets, ideas, formulae, inventions, discoveries, processes, machines, manufactures, compositions of matter, improvements, protocols, techniques, works of authorship, and results of experimentation and testing (whether or not patentable) in written, electronic, oral or any other form.

1.38	“LAW(S)” means any local, state or federal rule, regulation, statute or law in any jurisdiction relevant to the activities undertaken pursuant to this AGREEMENT or applicable to either of the PARTIES with respect to any matters set forth herein.

1.39	“MANAGING COMMITTEE” means the committee described in Section 3.6.

1.40	“MANUFACTURING COST” has the meaning set forth in SCHEDULE II.

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1.41	“MARGIN” means [**] percent ([**]%) of NEKTAR AL’S then-current MANUFACTURING COST with regard to quantities of SELECTED REAGENT intended for research, pre-clinical development, clinical development and other activities prior to the FIRST COMMERCIAL SALE of SELECTED PRODUCT, and [**] percent ([**]%) of NEKTAR AL’S then-current MANUFACTURING COST with regard to quantities of SELECTED REAGENT intended for use on and after the FIRST COMMERCIAL SALE of SELECTED PRODUCT.

1.42	“MARKETING AUTHORIZATION” means the requisite governmental approval for the marketing and sale of SELECTED PRODUCT in a given country.

1.43	“MTEA” has the meaning set forth in Section 8.1.

1.44	“NEKTAR AL CORE TECHNOLOGY” means: [**].

1.45	“NEKTAR AL CORE TECHNOLOGY INVENTIONS” has the meaning set forth in Section 12.4.

1.46	“NEKTAR AL INDEMNITEE” has the meaning set forth in Section 11.1.2.

1.47	“NEKTAR AL KNOW-HOW” means all KNOW-HOW CONTROLLED by NEKTAR AL that is necessary or reasonably useful to develop, make, have made, use, sell, have sold, import, export or seek MARKETING AUTHORIZATION for the SELECTED PRODUCT or the SELECTED REAGENT, but with respect to the SELECTED REAGENT, which KNOW-HOW would otherwise be infringed by COMPANY, its AFFILIATES or SUBLICENSEES but for the grant of licenses under this AGREEMENT, or otherwise necessary or reasonably useful to practice the licenses granted under this AGREEMENT. NEKTAR AL PATENT RIGHTS are excluded from the definition of NEKTAR AL KNOW-HOW.

1.48	“NEKTAR AL LICENSED TECHNOLOGY” means, collectively, the NEKTAR AL PATENT RIGHTS and NEKTAR AL KNOW-HOW.

1.49	“NEKTAR AL’S MANUFACTURING FACILITY” has the meaning set forth in SCHEDULE VIII.

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1.50	“NEKTAR AL MANUFACTURING TECHNOLOGY” means, collectively, the NEKTAR AL PATENT RIGHTS and NEKTAR AL KNOW-HOW to the extent covering the manufacture of the SELECTED REAGENT.

1.51	“NEKTAR AL PATENT RIGHTS” means all of the PATENTS and PATENT APPLICATIONS CONTROLLED by NEKTAR AL that are necessary or reasonably useful to develop, make, have made, use, sell, have sold, import and export the SELECTED PRODUCT or the SELECTED REAGENT, but with respect to the SELECTED REAGENT, which PATENTS or PATENT APPLICATIONS would otherwise be infringed by COMPANY, its AFFILIATES or SUBLICENSEES but for the grant of licenses under this AGREEMENT. SCHEDULE V sets forth the PATENTS and PATENT APPLICATIONS included in the NEKTAR AL PATENT RIGHTS as of the time this AGREEMENT is executed, and shall be updated by the PARTIES from time to time as needed to list any other PATENTS and PATENT APPLICATIONS which become included in the NEKTAR AL PATENT RIGHTS.

1.52	“NET SALES” means the amount invoiced (or in the absence of an invoice, received) by COMPANY, its AFFILIATES or SUBLICENSEES for the sale to THIRD PARTIES in bona fide arms length transactions of SELECTED PRODUCT less the following, to the extent included in the amount invoiced: (i) discounts, credits, rebates, allowances, charge backs, uncollectable accounts, adjustments, rejections, recalls, returns, billing errors; (ii) price reductions, rebates and similar payments imposed by government authorities; (iii) transportation, importation, freight, postage, shipping, insurance and other handling costs, if separately identified on the invoice; (iv) administrative and other fees and reimbursements and similar payments directly related to the sale or delivery of SELECTED PRODUCT paid to wholesalers and other distributors, buying groups, pharmacy benefit management organizations, health care insurance carriers and other institutions; (v) the cost of the DELIVERY SYSTEM, but only if such DELIVERY SYSTEM is invoiced separately, where for purposes of this NET SALES definition, a “DELIVERY SYSTEM” shall mean any delivery system comprising equipment, instrumentation, one or more devices or other components designed to assist in the administration of SELECTED PRODUCT;

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and (vi) any taxes, other governmental charges or import and excise duties levied on the production, sale, transportation, delivery or use of SELECTED PRODUCT which is paid by or on behalf of COMPANY (including without limitation sales, use, excise, turnover, inventory, and value-added taxes). For purposes of determining NET SALES, SELECTED PRODUCT shall be deemed to be sold when SELECTED PRODUCT is shipped and invoiced, and a “sale” shall not include transfers or dispositions for charitable, promotional, pre-clinical, clinical, regulatory or governmental purposes (excluding however the sales of SELECTED PRODUCT that are intended for administration to patients and paid for in whole or in part by governmental agencies or authorities including, by way of example but not limitation, pursuant to governmental programs such as Medicare or Medicaid). In addition, NET SALES by COMPANY hereunder are subject to the following:
(a)	In the case of pharmacy incentive programs, hospital performance incentive program charge backs, disease management programs, similar programs or discounts on “bundles” of products, all discounts and the like shall be allocated among products on the basis on which such discounts and the like were accrued, or if such basis cannot be determined, proportionately to the list prices of such products;

(b)	Sales or other disposals of SELECTED PRODUCT between and among COMPANY, its AFFILIATES and its SUBLICENSEES shall be excluded from the computation of NET SALES;

(c)	In the event of a sublicense as to the SELECTED PRODUCT, NET SALES will be calculated with respect to sales of the SELECTED PRODUCT by the SUBLICENSEE to a THIRD PARTY; and

(d)	In the event that SELECTED PRODUCT is sold in any country in the form of a combination product containing one or more therapeutically active ingredients in addition to SELECTED PRODUCT, with respect thereto, the PARTIES shall negotiate in

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good faith to determine what portion of the net sales of such combination product in such country shall be treated as NET SALES under this AGREEMENT, which determination shall be based on the value added by SELECTED PRODUCT, compared to the value added by such other therapeutically active ingredients, to the invoice price of such combination product. If the PARTIES are unable to agree upon such aggregate economic value, then the PARTIES shall refer the matter to the senior management representatives of each PARTY and, if the senior management representatives of the PARTIES cannot resolve such disagreement within fifteen (15) days after the matter is referred to them, the PARTIES shall refer the matter to final and binding arbitration as provided for in Section 17.9.
1.53	“NON-DISCLOSURE AGREEMENTS” means those agreements entered into between the PARTIES on September 7, 2004 between the PARTIES, and July 13, 2005 between the PARTIES, Bioprocess Technology Consultants, Inc. and Avecia Ltd., providing for confidential treatment of the PARTIES’ information.

1.54	“PATENT” means: (i) any letters patent and utility models including any extension, substitution, registration, confirmation, reissue, supplemental protection certificate, re-examination or renewal thereof; and (ii) to the extent valid and enforceable rights are granted by a governmental authority thereunder, a PATENT APPLICATION (and in each case any foreign counterpart thereto).

1.55	“PATENT APPLICATION” means an application for letters patent, including a provisional application, converted provisional application, continuation application, a continued prosecution application, a continuation-in-part application, a divisional application, a re-examination application, and a reissue application (and in each case any foreign counterpart thereto).

1.56	“PATENT CLAIM CHALLENGE” means the initiation of any judicial action by COMPANY, any of its AFFILIATES or any of its SUBLICENSEES that challenges the validity or enforceability of any claim within the NEKTAR AL PATENT RIGHTS.

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1.57	“PEG” means poly(ethylene) glycol.

1.58	“PEGYLATION,” with correlative meanings “PEGYLATED” or to “PEGYLATE”, means covalent chemical bonding of any REAGENT (including the SELECTED REAGENT and including covalent chemical bonding through linking groups) with or to another material or materials. Such materials include, without limitation, proteins, peptides, oligonucleotides, other biomolecules, small molecules, therapeutic agents (including the THERAPEUTIC AGENT), diagnostic agents, imaging agents and detectable labels. Additional materials that may be PEGYLATED include without limitation, polymers, liposomes, films, chemical separation and purification surfaces, solid supports, metal/metal oxide surfaces and other surfaces such as, by way of example but not limitation, those on implanted devices, and equipment, where a REAGENT is covalently chemically bonded to one or more reactive molecules on the surface of such device or equipment. “PEGYLATION” shall include the synthesis, derivatization, characterization, and modification of PEG for such purposes, together with the synthesis, derivatization, characterization, and modification of the raw materials and intermediates for the manufacture of REAGENTS (including the SELECTED REAGENT) or products (including the SELECTED PRODUCT) incorporating such REAGENT by means of covalent chemical bonding, and all methods of making and using each and all of the foregoing.

1.59	“PHASE 1 CLINICAL TRIAL” means the first lawful study in humans, conducted in accordance with 21 C.F.R. § 312.21(a) (or the equivalent LAWS and regulations in jurisdictions outside the United States), of the safety, metabolism and pharmacologic actions of a pharmaceutical or biologic product, which is prospectively designed to generate sufficient data (if successful) to design and commence a PHASE 2 CLINICAL TRIAL of such product.

1.60	“PHASE 2 CLINICAL TRIAL” means a controlled or uncontrolled clinical trial, conducted in accordance with 21 C.F.R. § 312.21(b) (or the equivalent LAWS and regulations in jurisdictions outside the United States), of appropriate size and designed to evaluate the effectiveness of the product for a particular indication and to determine the common short-term side effects and risks associated with the product.

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1.61	“PIVOTAL TRIAL,” also know as a Phase 3 clinical trial, means a controlled or uncontrolled clinical trial, conducted in accordance with § 21 C.F.R. 312.21(c) (or the equivalent LAWS and regulations in jurisdictions outside the United States), that is conducted after preliminary evidence suggesting effectiveness has been obtained, that is of an expanded size and designed to establish that a product is safe and effective for its intended use, to define warnings, precautions and adverse reactions that are associated with the product in the dosage range to be prescribed, and to support MARKETING AUTHORIZATION of such product, including physician labeling, of such product.

1.62	“PURCHASE PRICE” has the meaning set forth in Section 5.4.1.

1.63	“QUALITY AGREEMENT” means the Agreement attached as SCHEDULE VIII.

1.64	“REAGENT” means a PEG derivative used in the manufacture of a pharmaceutical or diagnostic product or medical device, including the SELECTED REAGENT.

1.65	“RECIPIENT” has the meaning set forth in Section 8.1.

1.66	“REWORK” has the meaning set forth in SCHEDULE VIII.

1.67	“ROYALTY RATE” means:
(a)	[**] percent ([**]%) of the portion of aggregate NET SALES of SELECTED PRODUCT that is less than or equal to [**] DOLLARS ($[**]) in any calendar year;

(b)	[**] percent ([**]%) of the portion of aggregate NET SALES of SELECTED PRODUCT that exceeds [**] DOLLARS ($[**]) but that is less than or equal to [**] DOLLARS ($[**]) in any calendar year; and

(c)	[**] percent ([**]%) of the portion of aggregate NET SALES of SELECTED PRODUCT that exceeds [**] DOLLARS ($[**]) in any calendar year.

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1.68	“ROYALTY TERM” means, with respect to the SELECTED PRODUCT in each country in the world, the period of time commencing on the date of the FIRST COMMERCIAL SALE of the SELECTED PRODUCT in such country and expiring upon the later of: (a) ten (10) years thereafter; and (b) the expiration date of the last VALID PATENT CLAIM.

1.69	“SAFETY STATEMENT” has the meaning set forth in SCHEDULE VIII.

1.70	“SELECTED PRODUCT” means the chemical entity resulting from attachment of the THERAPEUTIC AGENT to the SELECTED REAGENT by means of PEGYLATION.

1.71	“SELECTED REAGENT” means [**].

1.72	“SIGNIFICANT DEVIATION” has the meaning set forth in SCHEDULE VIII.

1.73	“SOLE INVENTION” has the meaning set forth in Section 12.3.

1.74	“SPECIFICATIONS” means the specifications for the SELECTED REAGENT as set forth in Schedule I.

1.75	“SUBLICENSEE” means any person or entity, including AFFILIATES, to which COMPANY grants a sublicense (i) to research and/or develop SELECTED PRODUCT pursuant to the license set forth in Section 2.1, or (ii) to make, have made, use, sell, have sold, import and/or export the SELECTED PRODUCT pursuant to the license set forth in Section 2.1 (which for the purposes hereof will include the right to distribute, market or promote). SUBLICENSEE shall not include distributors or other parties to which COMPANY or its AFFILIATES sells SELECTED PRODUCT in the ordinary course of business, or manufacturers or contract synthesis facilities which produce the active molecule in THERAPEUTIC AGENT for COMPANY or its AFFILIATES.

1.76	“TERM” has the meaning set forth in Section 14.1.

1.77	“THERAPEUTIC AGENT” means the protein based on a domain of fibronectin that is an inhibitor of the VEGFR-2 receptor and whose amino acid sequence

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shall be provided by COMPANY to NEKTAR within two (2) business days after the EFFECTIVE DATE and attached to this AGREEMENT as SCHEDULE IV.

1.78	“THIRD PARTY” means any entity other than NEKTAR AL, COMPANY, a SUBLICENSEE of COMPANY and their respective AFFILIATES.

1.79	“UAH” has the meaning set forth in SCHEDULE VII.

1.80	“VALID PATENT CLAIM” means either: (a) a claim of an issued and unexpired PATENT that is included within the NEKTAR AL PATENT RIGHTS, and that has not (i) been declared invalid by an unreversed and unappealable decision of a court or other appropriate body of competent jurisdiction, (ii) been admitted to be invalid or unenforceable through reexamination, reissue, disclaimer, or otherwise, (iii) expired or been cancelled, or (iv) been abandoned; or (b) a claim of a PATENT APPLICATION that is included within the NEKTAR AL PATENT RIGHTS and has (i) been filed in good faith and consistent with customary and commercially reasonable practices, (ii) been kept pending, in good faith and consistent with customary and commercially reasonable practices, but for not more than ten (10) years based on the filing date of the PATENT APPLICATION, (iii) not been abandoned, and (iv) not been finally disallowed without the possibility of appeal or refiling of such PATENT APPLICATION.
2.	Licenses to NEKTAR AL LICENSED TECHNOLOGY and COMPANY Technology
2.1	License to COMPANY. Subject to the terms and conditions of this AGREEMENT, NEKTAR AL hereby grants to COMPANY, for the TERM of this AGREEMENT, an exclusive, worldwide, royalty-bearing license, with the right to grant sublicenses as provided in Section 2.2, under the NEKTAR AL LICENSED TECHNOLOGY, but excluding NEKTAR AL MANUFACTURING TECHNOLOGY, to develop, make, have made, use, sell, offer for sale, import and export the SELECTED PRODUCT in the FIELD. For clarity, this license does not include a license under any NEKTAR AL LICENSED TECHNOLOGY to make or have made the SELECTED REAGENT.

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2.2	Sublicenses. COMPANY shall have the right to grant sublicenses under the licenses granted in Section 2.1 above to any THIRD PARTY or AFFILIATE, provided that:
(a)	the terms of each sublicense shall be consistent with the terms and conditions of this AGREEMENT as applicable;

(b)	COMPANY’S grant of any sublicense shall not relieve COMPANY from any of its obligations under this AGREEMENT;

(c)	COMPANY shall remain jointly and severally liable for any breach of a sublicense by a SUBLICENSEE; and

(d)	COMPANY shall not grant a sublicense to a THIRD PARTY (whether such THIRD PARTY is a company, corporation, limited liability company, partnership or other such legal entity, or a division or operating or business unit of such legal entity) that, at the time of the proposed grant of a sublicense, is primarily engaged in the business of: (i) manufacturing REAGENTS; or (ii) attaching REAGENTS to pharmaceutical or biotechnology products, including licensing intellectual property rights or technology pertaining to attachment of REAGENTS to pharmaceutical or biotechnology products, or providing services pertaining to attachment of REAGENTS to pharmaceutical or biotechnology products, without NEKTAR AL’S prior written consent, which shall not be withheld unreasonably.
2.3	NEKTAR AL Research Rights and Limitations. Notwithstanding anything to the contrary in this AGREEMENT and without limiting any other retained rights, the license granted under Section 2.1 shall be subject to the retained right of NEKTAR AL and its AFFILIATES: (i) to practice the NEKTAR AL LICENSED TECHNOLOGY for the conduct of research and development of products that it is developing either itself or with others (other than SELECTED PRODUCT), and in connection with the sale of REAGENTS through NEKTAR AL’S catalog for research purposes; (ii) to develop, make, have made, use, sell, offer for sale,

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import, export and license products other than SELECTED PRODUCT, including products containing the SELECTED REAGENT (but not the THERAPEUTIC AGENT); and (iii) to perform their respective obligations to THIRD PARTIES set forth in agreements existing as of the EFFECTIVE DATE.

2.4	License to NEKTAR AL. COMPANY hereby grants to NEKTAR AL a non-exclusive, worldwide, royalty-free license, during the TERM, under (a) COMPANY KNOW-HOW and COMPANY PATENT RIGHTS, and (b) the NEKTAR AL LICENSED TECHNOLOGY that is licensed exclusively to COMPANY hereunder, only to the extent necessary or reasonably useful for NEKTAR AL to fulfill its obligations under this AGREEMENT. With COMPANY’S prior written approval, NEKTAR AL shall have the right to grant sublicenses under the licenses granted in this Section 2.4 to any THIRD PARTY or AFFILIATE, but only to the extent necessary or reasonably useful for such THIRD PARTY or AFFILIATE to perform services under a work plan agreed in advance by COMPANY, provided that:
(a)	the terms of each sublicense shall be consistent with the terms and conditions of this AGREEMENT as applicable;

(b)	NEKTAR AL’S grant of any sublicense shall not relieve NEKTAR AL from any of its obligations under this AGREEMENT; and

(c)	NEKTAR AL shall remain jointly and severally liable for any breach of a sublicense by a sublicensee under this Section 2.4.
2.5	No Implied Rights or Licenses. Neither PARTY grants to the other any rights or licenses, whether by implication, estoppel or otherwise, except to the extent expressly provided for under this AGREEMENT.

2.6	NEKTAR AL Covenant. NEKTAR AL covenants and agrees that, during the TERM of this AGREEMENT, it and its AFFILIATES shall not develop, make, have made, use, sell, offer for sale, import or export SELECTED PRODUCT anywhere in the world in the FIELD, and further that it and its AFFILIATES shall not grant any THIRD PARTY a license under the NEKTAR AL LICENSED

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TECHNOLOGY to develop, make, have made, use, sell, offer for sale, import or export SELECTED PRODUCT anywhere in the world in the FIELD.

2.7	NEKTAR AL KNOW-HOW. NEKTAR AL covenants and agrees that, during the TERM of this AGREEMENT, NEKTAR AL will make good faith efforts to make available to COMPANY NEKTAR AL KNOW-HOW in NEKTAR AL’S sole discretion. The foregoing covenant shall not require NEKTAR AL to make available all NEKTAR AL KNOW-HOW, and shall not require NEKTAR AL to make available NEKTAR AL KNOW-HOW that is not necessary or reasonably useful to practice the license granted under Section 2.1, nor shall it require NEKTAR AL to make available any NEKTAR AL KNOW-HOW within the NEKTAR AL MANUFACTURING TECHNOLOGY.
3.	Manufacture and Supply of SELECTED REAGENT
3.1	Exclusivity. During the TERM, on a country-by-country basis, NEKTAR AL shall manufacture and supply and COMPANY shall purchase from NEKTAR AL, one hundred percent (100%) of COMPANY’S and COMPANY’S SUBLICENSEES’ purchase requirements of SELECTED REAGENT for the manufacturing of SELECTED PRODUCT, subject only to Section 3.5.

3.2	Minimum Purchases and Rolling Forecast for Supply. Prior to the EFFECTIVE DATE, COMPANY has provided NEKTAR AL with a forecast of its requirements of SELECTED REAGENT through the second calendar quarter of 2007 (a copy of which will be attached as SCHEDULE VI within five (5) business days of the EFFECTIVE DATE), with the required quantities of such forecast constituting a binding order for supply of SELECTED REAGENT for those amounts in the forecast from the EFFECTIVE DATE through the end of the first quarter of 2006. At least sixty (60) days prior to the beginning of the first calendar quarter of 2006, COMPANY shall provide NEKTAR AL with a rolling forecast of its requirements of SELECTED REAGENT during the eight (8) calendar quarters beginning the first calendar quarter 2006, with the required quantities for the first [**] calendar quarters of such forecast constituting a binding order for supply of SELECTED REAGENT, and the forecast for the remaining [**] calendar quarters to be an estimate only, which in all cases shall equal at least one

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hundred percent (100%) of COMPANY’S and COMPANY’S SUBLICENSEES’ requirements of SELECTED REAGENT. COMPANY shall update such forecast at least sixty (60) days prior to the commencement of each successive calendar quarter. Notwithstanding the foregoing, NEKTAR AL shall only be bound to supply up to one hundred and twenty percent (120%) of the initial forecast covering any calendar quarter (or most current forecast covering such calendar quarter to the extent agreed by the MANAGING COMMITTEE). In the event that the binding order portion of COMPANY’S forecast for a given calendar quarter exceeds one hundred and twenty percent (120%) of the initial forecast for such calendar quarter, then the PARTIES shall meet in good faith to discuss how and whether NEKTAR AL can meet the revised forecast. Any and all forecasts provided by COMPANY to NEKTAR AL under this AGREEMENT shall be sent to NEKTAR AL Contract Management.

3.3	Purchase Orders. COMPANY shall, from time to time, provide NEKTAR AL with COMPANY’S standard form of written purchase order for amounts of SELECTED REAGENT to be provided by NEKTAR AL hereunder, provided however that all terms and conditions respecting any orders of SELECTED REAGENT other than the quantity and delivery dates shall be governed exclusively by the terms of this AGREEMENT, and provided further that, at all times, COMPANY will be required to order full, and not fractional, BATCHES of SELECTED REAGENT. Each such purchase order shall be sent to the attention of NEKTAR AL Contract Management and shall specify the quantity and requested delivery date of SELECTED REAGENT, requested packaging, as well as the site to which SELECTED REAGENT is to be shipped; provided, however, that COMPANY shall not designate in any purchase order a delivery date that is less than five (5) months after the date of such purchase order. NEKTAR AL shall have each shipment of SELECTED REAGENT shipped pursuant to its standard shipping procedures and documentation. The terms and conditions of this AGREEMENT shall govern all purchase orders, notwithstanding the fact that a purchase order or the standard shipping document may provide for additional or different obligations of either PARTY than the terms and conditions of this AGREEMENT. Any such additional or different terms in any such purchase order or shipping documents are hereby expressly rejected.

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3.4	Fulfillment. To the extent that any orders for SELECTED REAGENT do not exceed one hundred and twenty percent (120%) of COMPANY’S initial forecast for a given calendar quarter, and to the extent forecasts and purchase orders are submitted as provided hereunder, NEKTAR AL shall fulfill these purchase orders by the later of: (a) five (5) months after the date of such purchase order; or (b) any other mutually agreed upon in writing delivery date. If, for any reason including force majeure, NEKTAR AL cannot fulfill an order by the later of five (5) months of the date of such purchase order or any other agreed upon in writing delivery date, or there is a significant risk that NEKTAR AL will not be able to so fulfill an order, then NEKTAR AL shall notify COMPANY in writing within forty-eight (48) hours of such determination. To the extent that such order for SELECTED REAGENT does not exceed one hundred twenty percent (120%) of COMPANY’S initial forecast for a given calendar quarter (or most current forecast covering such calendar quarter to the extent agreed by the MANAGING COMMITTEE), and to the extent that such purchase order is submitted as provided hereunder, the provisions of Section 3.5 shall apply.

3.5	Failure to Supply. If, for any given delivery specified on a purchase order, NEKTAR AL cannot supply at least eighty percent (80%) of the amount of SELECTED REAGENT ordered by COMPANY pursuant to Section 3.3 that is within the limits set forth in Section 3.2 by the time for delivery of such shipment provided in Section 3.4, for any reason including force majeure, then, with regard to such deficiency, within thirty (30) days after such delivery date (or, in the case of a quantity of SELECTED REAGENT that was delivered but breached the warranty in Section 4.2, within sixty (60) days after the date of delivery of such quantity of SELECTED REAGENT, COMPANY so notifies NEKTAR AL in writing of such breach in accordance with Section 5.2), NEKTAR AL shall provide COMPANY a reasonable plan for curing such deficiency, and shall use commercially reasonable efforts to pursue such plan to cure the deficiency within ninety (90) days after the originally planned delivery date (or, if applicable, the notice from COMPANY). If there is a disagreement as to whether NEKTAR AL is using commercially reasonable efforts to pursue such plan to cure the deficiency within such ninety (90) day period, such disagreement shall be referred to the senior management representatives of each PARTY and, if the senior

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management representatives of the PARTIES cannot resolve such disagreement within fifteen (15) days after the matter is referred to them, the PARTIES shall refer the matter to final and binding arbitration as provided for in Section 17.9. Subject to Section 17.1, if, in any two (2) calendar quarters within a period of four (4) consecutive calendar quarters, NEKTAR AL cannot supply at least eighty percent (80%) of the amount of SELECTED REAGENT ordered by COMPANY pursuant to Section 3.3 that complies with the warranty in Section 4.2 and is within the limits set forth in Section 3.2 by the time for delivery of such shipment provided in Section 3.4, for any reason including force majeure, then NEKTAR AL shall be considered as having failed to manufacture and to sell to COMPANY such quantity of SELECTED REAGENT (a “FAILURE”). At its expense, NEKTAR AL shall: (i) work with COMPANY in good faith and select a THIRD PARTY contract manufacturer (the “CONTRACT MANUFACTURER”) reasonably acceptable to COMPANY with whom COMPANY may contract to make such quantity of SELECTED REAGENT and COMPANY’S and COMPANY’S SUBLICENSEES’ subsequent purchase requirements of SELECTED REAGENT for the manufacturing of SELECTED PRODUCT; (ii) grant a personal, non-assignable, non-exclusive, paid-up and royalty-free right and license under the NEKTAR AL LICENSED TECHNOLOGY to CONTRACT MANUFACTURER solely to make such SELECTED REAGENT for the manufacturing of SELECTED PRODUCT for so long as the CONTRACT MANUFACTURER manufactures SELECTED REAGENT hereunder; and (iii) use all commercially reasonable efforts to enable such CONTRACT MANUFACTURER to make such SELECTED REAGENT (including providing such CONTRACT MANUFACTURER with personnel and records that are necessary or reasonably useful for such manufacture, but specifically excluding all start-up and other costs incurred by the CONTRACT MANUFACTURER including, without limitation, costs of scale up and process qualification and process validation, and capital expenditures). COMPANY shall ensure that such CONTRACT MANUFACTURER treats CONFIDENTIAL INFORMATION (including, without limitation, the terms and existence of the contract under which it is engaged by COMPANY) in accordance with the provisions of Article 8 hereunder and agrees to assignment of INVENTIONS relating to the manufacture of the SELECTED REAGENT in accordance with the provisions of

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Article 12 hereunder. If a FAILURE is due to an event of force majeure, subject to COMPANY’S approval (not to be unreasonably withheld or delayed), COMPANY and its SUBLICENSEES shall purchase their entire requirements of SELECTED REAGENT from NEKTAR AL once NEKTAR AL is able to resume the manufacture and supply of COMPANY’S and its SUBLICENSEES’ entire requirements thereof. Notwithstanding the foregoing, within ten (10) business days after such FAILURE due to an event of force majeure, NEKTAR AL at its option may elect to directly contract with a CONTRACT MANUFACTURER to manufacture the SELECTED REAGENT at the requisite quality and scale, and agrees to bear all costs associated with that contract including, without limitation, start-up costs and capital expenditures associated with enabling the CONTRACT MANUFACTURER as well as that portion of the purchase price of the SELECTED REAGENT from such CONTRACT MANUFACTURER that exceeds the then-current PURCHASE PRICE of the SELECTED REAGENT manufactured and supplied by NEKTAR AL, and COMPANY’S approval as provided for in the immediately preceding sentence shall not apply. Except with respect to the immediately preceding sentence, in the event of a FAILURE for any reason, NEKTAR AL shall not be liable for that portion of the purchase price of the SELECTED REAGENT from such CONTRACT MANUFACTURER that exceeds the then-current PURCHASE PRICE of the SELECTED REAGENT manufactured and supplied by NEKTAR AL. Upon notice from NEKTAR AL pursuant to Section 3.4 that there is a risk that NEKTAR AL will not be able to fulfill an order, the PARTIES shall discuss in good faith whether and to what extent the provisions of this Section 3.5 shall be applied at that time. Notwithstanding anything to the contrary herein, the remedies provided for in this Section 3.5 shall constitute COMPANY’S sole and exclusive remedy against NEKTAR AL, and the entire liability of NEKTAR AL, in connection with a FAILURE that is the subject of a notice from the COMPANY to NEKTAR AL under this Section 3.5 and, if such FAILURE has been caused by an event of force majeure, such FAILURE shall not be deemed a breach of this AGREEMENT by NEKTAR AL.

3.6	MANAGING COMMITTEE. To facilitate communication between the PARTIES during the performance of this AGREEMENT, the PARTIES shall appoint a

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MANAGING COMMITTEE consisting of two (2) representatives from each of NEKTAR AL and COMPANY. The initial representatives are set forth on Schedule IX hereto. Each PARTY may replace its representatives on the MANAGING COMMITTEE by prior written notice to the other PARTY. The MANAGING COMMITTEE shall have the responsibilities set forth in Section 3.7 and such other responsibilities as the PARTIES may agree from time to time, provided that the MANAGING COMMITTEE shall have no right or power to amend the terms of this AGREEMENT or waive rights or obligations of the PARTIES hereunder. The MANAGING COMMITTEE shall meet at such times and places, in person or by telephone conferencing or other electronic communication, as it shall determine to carry out its responsibilities; provided, that a meeting of the MANAGING COMMITTEE shall take place no later than thirty (30) days after the EFFECTIVE DATE. The MANAGING COMMITTEE shall operate by consensus with representatives of NEKTAR AL having one (1) collective vote and representatives of COMPANY having one (1) collective vote. If a dispute arises regarding matters within the scope of responsibilities of the MANAGING COMMITTEE, and the MANAGING COMMITTEE fails to reach a consensus on its resolution within thirty (30) days of when the dispute was presented to the MANAGING COMMITTEE, then the dispute shall be referred to the senior management representatives of each PARTY.

3.7	Production Management. The MANAGING COMMITTEE will plan and manage the manufacturing and supply activities to be performed under this AGREEMENT and facilitate communication between the PARTIES during such time as NEKTAR AL supplies COMPANY with SELECTED REAGENT hereunder. The MANAGING COMMITTEE shall be responsible for discussing in good faith and agreeing on issues relating to forecasting, and contingency planning. Notwithstanding the foregoing, the MANAGING COMMITTEE shall have no right or power to amend the terms of this AGREEMENT or waive rights or obligations of the PARTIES hereunder.
4.	SPECIFICATIONS and Manufacturing Warranty for SELECTED REAGENT
4.1	Specifications. The SPECIFICATIONS for SELECTED REAGENT to be supplied pursuant to Article 3 are set forth in Schedule I. Each PARTY may propose a

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change to the SPECIFICATIONS to the other PARTY for evaluation considering the relative costs, benefits and technical ability to make such change. Any modifications of the SPECIFICATIONS (including without limitation the test methods) shall be handled in accordance with SCHEDULE VIII, Article 2. COMPANY shall reimburse NEKTAR AL for its reasonable costs associated with implementing any modifications to the SPECIFICATIONS if and only if such modifications and such costs are approved in advance in writing by the COMPANY.

4.2	Warranty. NEKTAR AL warrants that: (a) SELECTED REAGENT shall be manufactured in compliance with applicable LAW and regulations applicable to COMPANY’S intended use of SELECTED REAGENT in manufacturing SELECTED PRODUCT for administration to humans and obtaining MARKETING AUTHORIZATIONS, and with the quality standards and testing methods of NEKTAR AL for SELECTED REAGENT, which standards and methods shall be governed by NEKTAR AL’S quality system that NEKTAR AL employs for other REAGENTS manufactured by NEKTAR AL for THIRD PARTIES for their intended use in manufacturing pharmaceutical products for administration to humans and obtaining MARKETING AUTHORIZATIONS; and (b) each shipment of SELECTED REAGENT shall, upon delivery pursuant to Section 7.3, be in conformity with the applicable SPECIFICATIONS. NEKTAR AL’S liability and COMPANY’S remedy for breach of the foregoing warranty shall be limited to the actions and procedures required in Section 3.5 above, Article 5 below and Section 11.1.1, provided however, NEKTAR AL’S liability and COMPANY’S remedy under Section 11.1.1 shall be limited to CLAIMS arising out of non-conformity of the SELECTED REAGENT with the warranty provided for in Section 4.2(a), but only to the extent such non-conformity could not be ascertained by COMPANY pursuant to agreed upon incoming inspection and testing of the SELECTED REAGENT as set forth in SCHEDULE I within the sixty (60) day period under Section 5.2.

4.3	Disclaimer of Warranty. Except as set forth in this AGREEMENT, NEKTAR AL PROVIDES NO WARRANTIES, EXPRESS OR IMPLIED, REGARDING SELECTED REAGENT, SELECTED PRODUCT, OR NEKTAR AL LICENSED

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TECHNOLOGY, AND HEREBY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS AND IMPLIED, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.
5.	Quality and Complaints
5.1	Analysis. Promptly after arrival of a shipment of SELECTED REAGENT at COMPANY or COMPANY’S designated site, COMPANY shall analyze such SELECTED REAGENT using methods approved in writing by both PARTIES according to the test procedures set forth in SCHEDULE I.

5.2	Complaints. COMPANY shall notify NEKTAR AL in writing if a shipment of SELECTED REAGENT does not comply with the warranty in Section 4.2(b) within sixty (60) days after COMPANY’S receipt of the relevant shipment of SELECTED REAGENT, or with the warranty in Section 4.2(a) within one (1) year, or thirty (30) days following COMPANY’S next annual audit under Section 5.5, whichever is longer, after COMPANY’S receipt of the relevant shipment of SELECTED REAGENT, and shall include full details of the basis for such noncompliance (including supporting data). If no such written notice of noncompliance is received by NEKTAR AL within the above applicable period, COMPANY shall be deemed to have accepted the applicable shipment of SELECTED REAGENT, which shall thereafter conclusively be presumed to meet the applicable warranty under Section 4.2 of this AGREEMENT.

5.3	Complaints Procedure. If NEKTAR AL receives a notice of noncompliance under Section 5.2, the following procedures shall apply:
5.3.1	Subject to the applicable acceptance period in Section 5.2, NEKTAR AL shall supply COMPANY the replacement quantity of SELECTED REAGENT that was allegedly missing or defective from the original shipment. If a shipment of SELECTED REAGENT does not comply with the warranty in Section 4.2(a), NEKTAR AL shall supply such replacement quantity within a time period, from the date on which such notice is received by NEKTAR AL, equal to the length of the period of

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time for which such original quantity was supplied. For example, if the amount of SELECTED REAGENT which does not comply with the warranty in Section 4.2(a) equates to two (2) calendar quarters of supply under Article 3 of this AGREEMENT, then NEKTAR AL shall replace such defective quantity within two (2) calendar quarters from the date on which such notice is received by NEKTAR AL. If a shipment of SELECTED REAGENT does not comply with the warranty in Section 4.2(b), NEKTAR AL shall supply such replacement quantity within thirty (30) days from the date on which such notice is received by NEKTAR AL, or if such quantity is not then available, as soon as NEKTAR AL has the necessary quantities available, provided it is not later than sixty (60) days after NEKTAR AL’S receipt of such notice.

5.3.2	If the non-compliance concerns the quality of SELECTED REAGENT delivered and NEKTAR AL, acting reasonably and in good faith, accepts the details submitted by COMPANY as to the non-compliance of a shipment of SELECTED REAGENT, the replacement material described in Section 5.3.1 will be provided to COMPANY at no additional cost to COMPANY.

5.3.3	If the non-compliance concerns the quality of SELECTED REAGENT delivered and NEKTAR AL, acting reasonably and in good faith, does not accept the details submitted by COMPANY as to the non-compliance of a shipment of SELECTED REAGENT, then within thirty (30) days from the date on which the details of COMPANY’S complaint are received by NEKTAR AL, NEKTAR AL shall appoint (i) an independent scientific and technical expert reasonably acceptable to COMPANY to review the details supporting COMPANY’S assertion of non-compliance with Section 4.2(a) or (ii) an independent laboratory reasonably acceptable to COMPANY to review any assertion of non-compliance with Section 4.2(b). COMPANY shall not unreasonably withhold or delay acceptance of the independent scientific and technical expert or independent laboratory appointed by NEKTAR AL. The findings of such expert or laboratory, as the case may be, shall be final and conclusively binding on

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the PARTIES as to whether such SELECTED REAGENT complies with the warranty in Section 4.2. If the expert or laboratory determines that such SELECTED REAGENT is noncompliant, then all the fees of the expert or the laboratory shall be paid by NEKTAR AL, and COMPANY shall have no obligation to pay for the quantities of noncompliant SELECTED REAGENT, but shall be responsible for payment of replacement quantities that conform to the applicable warranty set forth in Section 4.2 within thirty (30) days after COMPANY’S receipt of such replacement shipment. On the other hand, if the expert or laboratory confirms that such SELECTED REAGENT did comply with the applicable requirements of Section 4.2, then all of the fees of the laboratory or the expert shall be paid by COMPANY. COMPANY shall promptly pay for any replacement quantities shipped by NEKTAR AL in addition to the original quantities shipped, and COMPANY shall be considered to have finally and completely accepted such allegedly noncompliant shipment of SELECTED REAGENT.
5.4	Fees for Manufacturing and Supply of SELECTED REAGENT.
5.4.1	During the TERM hereof, COMPANY shall pay to NEKTAR AL for the supply of the quantities of SELECTED REAGENT the DOLLAR per unit price of SELECTED REAGENT utilizing the procedure as set forth in SCHEDULE II (the “PURCHASE PRICE”).

5.4.2	COMPANY shall also pay to NEKTAR AL fees equal to NEKTAR AL’S then-current fees for providing services reasonably approved in writing by COMPANY in advance from time to time during the TERM, provided that such fees shall: (i) be provided by NEKTAR AL to COMPANY prior to NEKTAR AL commencing any such services, and (ii) not exceed the lowest rates then charged by NEKTAR AL to other customers for whom NEKTAR AL manufactures and supplies REAGENTS. In general, such services are those that are reasonably necessary for, and solely relating to, the development, scale-up and validation of SELECTED REAGENT to be manufactured under this AGREEMENT, including without limitation:

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(a)	improvements to and expansion of facilities, analytical method development, analytical method validation, cleaning method validation, process validation, reprocessing, supporting documentation including, but not limited to, the preparation, filing and maintenance of Drug Master Files and other regulatory filings;

(b)	NEKTAR AL’S generating and providing information or performing work pursuant to any governmental or regulatory agency requests for information or work (including any testing) regarding SELECTED REAGENT or its manufacturing process; and

(c)	installation, qualification and validation needed for SELECTED REAGENT including scale-up.
For further clarity, COMPANY shall not be required to reimburse NEKTAR AL for the cost of providing any services to the extent such services are reimbursed to NEKTAR AL by other customers to whom NEKTAR AL manufactures and supplies SELECTED REAGENT.
5.5	Compliance. NEKTAR AL warrants that it will perform regular self-inspections in order to assure compliance with the warranty standards in Section 4.2(a) of this AGREEMENT, and submit to inspections by COMPANY. Upon thirty (30) days prior written notice, COMPANY shall have the right once in each twelve (12) months period and at reasonable hours to audit the quality systems of NEKTAR AL, and also at any time, from time to time, if COMPANY has a reasonable basis for believing there has been or is a material breach of NEKTAR AL’S obligations under Section 4.2 of this AGREEMENT. Notice provided under the immediately preceding sentence shall include the basis for the audit. Such audits shall be performed to verify, among other things: (1) the quality of the facilities providing SELECTED REAGENT; (2) the general controls and security practices and procedures at any facility or part of a facility used by NEKTAR AL to provide SELECTED REAGENT; and (3) NEKTAR AL’S compliance with all applicable LAWS. In addition, COMPANY will have the option to designate an independent THIRD PARTY, reasonably acceptable to NEKTAR AL and subject to confidentiality obligations to NEKTAR AL, to verify that all proprietary

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manufacturing operations relating to the manufacture of SELECTED REAGENT are in compliance with the warranty standards in Section 4.2(a) of this AGREEMENT. If NEKTAR AL becomes aware that any shipment of SELECTED REAGENT to COMPANY does not meet all of the requirements of Section 4.2, NEKTAR shall promptly notify COMPANY.
6.	Milestones; Royalty Payments; Royalty Reports
6.1	Milestone Payments. The PARTIES agree that in partial consideration for the rights acquired by COMPANY under this AGREEMENT, COMPANY shall pay to NEKTAR AL milestone payments in accordance with and on the dates provided in SCHEDULE III hereto for SELECTED PRODUCT. Such milestone payments shall be non-refundable and non-creditable, and in addition to any royalty or other payments due under this AGREEMENT. If for whatever reason, a particular milestone event for which a milestone payment is due is not achieved then in such case, the milestone payment that NEKTAR AL would have received upon the occurrence of such milestone event for the SELECTED PRODUCT, had the particular milestone event been achieved, shall be paid on the occurrence of the next milestone event for which a milestone payment is due, which payment shall be paid in addition to and not instead of the milestone payment that is to be paid to NEKTAR AL upon the occurrence of the next milestone event. For example, if COMPANY decides not to conduct a PHASE 2 CLINICAL TRIAL of the SELECTED PRODUCT but instead proceeds from conducting a PHASE 1 CLINICAL TRIAL to a PIVOTAL TRIAL of the SELECTED PRODUCT, then in such case, the milestone payment that NEKTAR AL would have received on commencement of such PHASE 2 CLINICAL TRIAL shall be paid to NEKTAR AL on commencement of the PIVOTAL TRIAL, in addition to the milestone payment that NEKTAR AL is to receive on commencement of the PIVOTAL TRIAL.
6.2	Royalties.
6.2.1	The PARTIES agree that in partial consideration for the rights acquired by COMPANY under this AGREEMENT, COMPANY shall pay NEKTAR AL during the ROYALTY TERM non-refundable and non-creditable royalties

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in an amount equal to the product of the ROYALTY RATE times the aggregate NET SALES of SELECTED PRODUCT in all countries where the manufacture, import, export, use, offer for sale or sale of SELECTED PRODUCT or SELECTED REAGENT is covered by a VALID PATENT CLAIM. In the event there is no VALID PATENT CLAIM covering the manufacture, use, import, export, offer for sale or sale of SELECTED PRODUCT or SELECTED REAGENT in a particular country, the ROYALTY RATE otherwise applicable [**] for such particular country.

6.2.2	No royalties shall be payable on SELECTED PRODUCT distributed to THIRD PARTIES solely for marketing and advertising purposes or as a sample for testing or evaluation purposes. No royalties shall be payable on sales among COMPANY, its AFFILIATES and its SUBLICENSEES, but royalties shall be payable on subsequent sales by COMPANY, its AFFILIATES or its SUBLICENSEES to a THIRD PARTY. No multiple royalty shall be payable on SELECTED PRODUCT because the manufacture, import, export, use, offer for sale or sale of SELECTED PRODUCT is covered by more than one NEKTAR AL PATENT RIGHT or is subject to both NEKTAR AL KNOW-HOW and a VALID PATENT CLAIM.

6.2.3	If COMPANY, its AFFILIATES or its SUBLICENSEES are required to pay royalties to any THIRD PARTY because the manufacture, import, export, use, offer for sale or sale of SELECTED PRODUCT infringes any PATENT of such THIRD PARTY in any country in the world (but only if the composition of matter or method of manufacture of the SELECTED REAGENT infringes such PATENT), COMPANY, its AFFILIATES or its SUBLICENSEES may deduct from royalties thereafter due to NEKTAR AL with respect to the NET SALES of SELECTED PRODUCT in such country, an amount equal to [**] the royalties and such other payments to such THIRD PARTY for a license under such PATENT. In no event shall the royalties due to NEKTAR AL on the NET SALES of SELECTED PRODUCT in a country on account of any reduction pursuant to this Section 6.2.3 be reduced by means of such deductions, by an amount

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that is more than [**] percent ([**]%) of the royalties otherwise payable. The foregoing shall be NEKTAR AL’S sole liability and COMPANY’S sole remedy in the event of any actual or alleged infringement of a THIRD PARTY PATENT as a result of the manufacture, use, importation, exportation or sale of SELECTED REAGENT or SELECTED PRODUCT.

6.2.4	Within ten (10) business following either BLA filing or notification of MARKETING AUTHORIZATION for the SELECTED PRODUCT in the United States or European Union, COMPANY, at its option, in its sole discretion, and upon written notice to NEKTAR AL, may elect to reduce all royalties otherwise payable on account of NET SALES of SELECTED PRODUCT after application of all other provisions of this AGREEMENT by an amount equal to either [**] percent ([**]%) or [**] percent ([**]%) of the NET SALES of SELECTED PRODUCT giving rise to each such royalty payment obligation, to be specified by COMPANY in such notice. A fee shall be due and payable by COMPANY to NEKTAR AL within thirty (30) days after making such election according to the following table:

Royalty Buy Down (U.S.$ [**])
Event at which Buy Down Occurs	[**]%	[**]%
BLA Filing	[**]	[**]
MARKETING AUTHORIZATION	[**]	[**]
6.3	Reports, Exchange Rates. COMPANY shall notify NEKTAR AL in writing promptly upon the FIRST COMMERCIAL SALE of SELECTED PRODUCT in each country. Commencing upon the FIRST COMMERCIAL SALE of SELECTED PRODUCT and continuing during the ROYALTY TERM, COMPANY shall furnish to NEKTAR AL a quarterly written report showing, on a country-by-country basis, according to the volume of units of SELECTED PRODUCT sold in each such country (by SKU) during the reporting period: (a) the gross invoiced sales of SELECTED PRODUCT sold in each country during the reporting period, and the amounts deducted therefrom to determine NET SALES from such gross invoiced sales detailed in accordance with those deductions provided for in the definition of NET SALES; (b) the royalties payable in DOLLARS, if any, which

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shall have accrued hereunder based upon the NET SALES of SELECTED PRODUCT; (c) the withholding taxes, if any, required by LAW to be deducted in respect of such sales; and (d) the date of the FIRST COMMERCIAL SALE of SELECTED PRODUCT in each country during the reporting period. With respect to sales of SELECTED PRODUCT invoiced in DOLLARS, the gross invoiced sales, NET SALES, and royalties payable shall be expressed in the report in DOLLARS. With respect to sales of SELECTED PRODUCT invoiced in a currency other than DOLLARS, the gross invoiced sales, NET SALES and royalties payable shall be expressed in the report provided hereunder in the domestic currency of the party making the sale as well as in the DOLLAR equivalent of the royalty payable and the exchange rate used in determining the amount of DOLLARS. The DOLLAR equivalent shall be calculated using the average exchange rate (local currency per DOLLAR) published in The Wall Street Journal, Western Edition, under the heading “Currency Trading,” on the last business day of each month during the applicable calendar quarter. Reports shall be due hereunder on the sixtieth (60th) day following the close of each quarter.
7.	Records; Audits; Shipment Terms; Payment Terms
7.1	Records. COMPANY and its SUBLICENSEES shall keep complete and accurate records in sufficient detail to make the reports required hereunder, to confirm their respective compliance with the provisions of Section 3.1, to properly reflect all gross sales and NET SALES of SELECTED PRODUCT and to verify the determination of all amounts payable hereunder. Without limiting the foregoing, COMPANY shall include in each sublicense granted by it pursuant to this AGREEMENT a provision requiring the SUBLICENSEE to make reports to COMPANY consistent with those COMPANY is required to provide hereunder, to keep and maintain records of sales made and deductions taken in calculating royalties due to NEKTAR AL with respect to such sublicense, and to grant access to such records by NEKTAR AL’S independent accountant pursuant to Section 7.2 below to the same extent required of COMPANY under this AGREEMENT.

7.2	Audits.

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7.2.1	By NEKTAR AL. Upon thirty (30) days prior written notice, NEKTAR AL shall have the right once in each twelve (12) months period to have an independent certified public accounting firm of recognized national standing in the United States, selected by NEKTAR AL and reasonably acceptable to COMPANY, at NEKTAR AL’S expense, to have access during normal business hours to such of the records of COMPANY, under conditions of confidentiality reasonably acceptable to COMPANY, as may be reasonably necessary to verify (i) COMPANY’S compliance with the purchase requirements of Section 3.1, and (ii) the accuracy of any amounts reported, actually paid or payable under this AGREEMENT for any year ending not more than twenty-four (24) months prior to the date of such request. The accounting firm shall disclose to each PARTY whether the NET SALES are correct or incorrect and the specific details concerning any discrepancies. No other information shall be provided to NEKTAR AL. If such accounting firm concludes that additional royalty amounts were owed to NEKTAR AL during such period, COMPANY shall pay such additional royalties (including interest on such additional royalties, from the date such royalty amounts were payable, at the prime lending rate published on the first business day of each month from such date in The Wall Street Journal, Western Edition, plus two percent (2%) per annum, compounded monthly, or the maximum rate allowed under LAW, whichever is less) within thirty (30) days of the date the PARTIES receive such accounting firm’s written report so concluding. The fees charged by such accounting firm shall be paid by NEKTAR AL; provided however, that if the audit discloses that the royalties payable by COMPANY for the audited period are more than one hundred five percent (105%) of the royalties actually paid for such period, then COMPANY shall pay the reasonable fees and expenses charged by such accounting firm. Such auditors shall not be paid on a contingency basis. Any information received by NEKTAR AL pursuant to this Section 7.2.1 shall be deemed to be CONFIDENTIAL INFORMATION of COMPANY. Upon the expiration of twenty-four (24) months following the end of any calendar year, the calculation of royalties payable with respect to such

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calendar year shall be binding and conclusive upon NEKTAR AL and COMPANY and its SUBLICENSEES.

7.2.2	Manufacturing Cost Audit. COMPANY shall have the right to audit, on an annual basis and at its expense (except as provided below), the records maintained by NEKTAR AL solely to verify MANUFACTURING COST for any year ending not more than twenty-four (24) months prior to the date of such request. Any such audit will be conducted during regular business hours and upon reasonable advance notice (not to be less than thirty (30) days). If COMPANY desires to audit such records, it shall engage an independent, certified public accountant reasonably acceptable to NEKTAR AL, to examine such records under conditions of confidentiality reasonably acceptable to NEKTAR AL. Such accountant shall be instructed to provide to COMPANY a report verifying MANUFACTURING COST for the annual period to which such audit pertains, but shall not disclose to COMPANY any CONFIDENTIAL INFORMATION of NEKTAR AL not necessary therefor. If as a result of such an audit, it is determined that COMPANY overpaid NEKTAR AL by more than five percent (5%) during such annual period, then NEKTAR AL shall re-pay to COMPANY such overpayment (including interest on such overpayment, from the date such amount was paid to NEKTAR AL, at the prime lending rate published on the first business day of each month from such date in The Wall Street Journal, Western Edition, plus two percent (2%) per annum, compounded monthly, or the maximum rate allowed under LAW, whichever is less) within thirty (30) days of the date the PARTIES receive such audit results, and the reasonable expenses of such audit shall be paid by NEKTAR AL. Such auditors shall not be paid on a contingency basis. Any information received by COMPANY pursuant to this Section 7.2.2 shall be deemed to be CONFIDENTIAL INFORMATION of NEKTAR AL. Upon the expiration of twenty-four (24) months following the end of any calendar year, the determination of MANUFACTURING COST payable with respect to such calendar year shall be binding and conclusive upon NEKTAR AL and COMPANY.

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7.3	Delivery and Shipment; Title and Risk of Loss. NEKTAR AL shall deliver all SELECTED REAGENT to COMPANY, and title to and risk of loss of each quantity of SELECTED REAGENT so delivered shall pass to COMPANY Ex Works (Incoterms 2000) NEKTAR AL’S manufacturing or storage facilities. Such delivery shall constitute a shipment hereunder. COMPANY shall pay all packaging, storage, shipping, customs, duties, taxes, freight and insurance charges associated with shipments of SELECTED REAGENT. All shipments shall be addressed to the destination selected by COMPANY and set forth in the relevant purchase order.

7.4	Invoicing; Payment Terms. NEKTAR AL shall send invoices to COMPANY for any SELECTED REAGENT shipped to COMPANY no earlier than the date on which SELECTED REAGENT is placed aboard the carrier at the point of shipment from the place of manufacture or storage owned or controlled by NEKTAR AL. All invoices shall be in DOLLARS. All payments due under this AGREEMENT shall be due and payable thirty (30) days from receipt of invoice except for milestone payments under Section 6.1, which shall be due and payable thirty (30) days after the occurrence of the milestone event triggering the payment. Royalties shown to have accrued to NEKTAR AL as set forth in each royalty report to be provided under Section 6.3 shall be due and payable on the date such royalty report is due. Payment of royalties in whole or in part may be made in advance of such due date. Any and all amounts past due under this AGREEMENT shall bear interest at the prime lending rate published on the first business day of each month during such period of delinquency in The Wall Street Journal, Western Edition, plus two percent (2%) per annum, compounded monthly, or the maximum rate allowed under LAW, whichever is less.

7.5	Payment Method. All payments by COMPANY under this AGREEMENT shall be paid in DOLLARS, and all such payments shall be made by bank wire transfer in immediately available funds to such account as NEKTAR AL shall designate at least ten (10) business days before such payment is due. If at any time legal restrictions prevent the prompt remittance of part or all royalties due with respect to sales of SELECTED PRODUCT in any country where SELECTED PRODUCT

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is sold, payment shall be made through such lawful means or methods as NEKTAR AL and COMPANY shall reasonably determine.

7.6	Taxes. When any amount due hereunder is subject to withholding for any taxes or similar governmental charges, the PARTIES shall use their commercially reasonable efforts to do all such acts and things and to sign all such documents as will enable them to take advantage of any applicable double taxation agreement or treaty. In the event there is no applicable double taxation agreement or treaty, or if an applicable double taxation agreement or treaty reduces but does not eliminate such withholding or similar tax, COMPANY shall, after notifying NEKTAR AL promptly and in advance of its intention to pay such withholding taxes, pay such withholding or similar tax to the appropriate government authority, deduct the amount paid from the amount due NEKTAR AL and secure and send to NEKTAR AL the best available evidence of its payment of any such withholdings.
8.	Confidentiality; Exchange of Information
8.1	In General. For the TERM and for a period of ten (10) years thereafter, each PARTY shall maintain in confidence all information and materials of the other PARTY (including, but not limited to, KNOW-HOW and samples of the THERAPEUTIC AGENT, SELECTED REAGENT and SELECTED PRODUCT) disclosed or provided to it by the other PARTY (either pursuant to this AGREEMENT or the NON-DISCLOSURE AGREEMENTS or the Material Transfer and Evaluation Agreement referred to in Section 17.8, the “MTEA”) and identified as, or acknowledged to be, confidential in writing or, if disclosed verbally or by observation, summarized in writing and submitted to RECIPIENT within thirty (30) days of the oral or visual disclosure thereof (together with all embodiments thereof, the “CONFIDENTIAL INFORMATION”). CONFIDENTIAL INFORMATION may also include information regarding intellectual property and confidential or proprietary information of THIRD PARTIES. In addition, and notwithstanding the foregoing, INVENTIONS that, under Article 12 are to be owned by one PARTY, shall be deemed CONFIDENTIAL INFORMATION of such PARTY and not the other PARTY, even if such INVENTIONS initially are generated and disclosed by the other PARTY. The terms and conditions of this

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AGREEMENT and the NON-DISCLOSURE AGREEMENTS and the MTEA, also shall be deemed CONFIDENTIAL INFORMATION of both PARTIES. Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or known to the general public or in the rightful possession of the RECIPIENT unless the combination itself and principle of operation thereof are published or known to the general public or are in the rightful possession of the RECIPIENT. The non-disclosure and non-use obligations contained in this Article 8 shall not apply to the extent that any receiving PARTY (the “RECIPIENT”) can demonstrate that (a) the disclosed information was public knowledge at the time of such disclosure to RECIPIENT, or thereafter became public knowledge, other than as a result of action or omission of RECIPIENT in violation hereof; (b) the disclosed information was rightfully known by RECIPIENT without an obligation of confidentiality (as shown by its written records) prior to the date of disclosure to RECIPIENT by the other PARTY; (c) the disclosed information was disclosed to RECIPIENT on an unrestricted basis from a source unrelated to any PARTY and not under a duty of confidentiality to the other PARTY; or (d) the disclosed information was independently developed by RECIPIENT (as shown by its written records) without use of CONFIDENTIAL INFORMATION disclosed by the other PARTY.

8.2	Additional Protections. Each PARTY shall take reasonable steps to maintain the confidentiality of the CONFIDENTIAL INFORMATION of the other PARTY, which steps shall be no less protective than those that such PARTY takes to protect its own information and materials of a similar nature, but in no event less than a reasonable degree of care. Neither PARTY shall use or permit the use of any CONFIDENTIAL INFORMATION of the other PARTY except for the purposes of carrying out its obligations or exercising its rights under this AGREEMENT, and neither PARTY shall copy any CONFIDENTIAL INFORMATION of the other PARTY except as may be necessary or reasonably useful for such purposes. All CONFIDENTIAL INFORMATION of a PARTY, including all copies and derivations thereof, is and shall remain the sole and exclusive property of the DISCLOSING PARTY and subject to the restrictions provided for herein. Neither PARTY shall disclose any CONFIDENTIAL INFORMATION of the other PARTY

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other than to those of its directors, officers, AFFILIATES, employees, licensors, independent contractors, SUBLICENSEES, sublicensees of NEKTAR AL under Section 2.4, assignees, agents and external advisors directly concerned with the carrying out of this AGREEMENT, and the CONTRACT MANUFACTURER, on a “need to know” basis, and provided such disclosure is subject to written confidentiality and non-use obligations no less protective than those provided for in this Article 8. Other than as expressly permitted herein, RECIPIENT may not use CONFIDENTIAL INFORMATION of the other PARTY in applying for PATENTS or securing other intellectual property rights.

8.3	Permitted Disclosures.
8.3.1	The obligations of Sections 8.1 shall not apply to the extent that RECIPIENT is required to disclose information by LAW, judicial order by a court of competent jurisdiction, or rules of a securities exchange or requirement of a governmental agency for purposes of obtaining approval to test or market SELECTED PRODUCT, or to disclose information to a patent office for the purposes of filing a PATENT as permitted in this AGREEMENT; provided that to the extent practicable the RECIPIENT shall provide prior written notice thereof to the DISCLOSING PARTY and sufficient opportunity for the DISCLOSING PARTY to object to any such disclosure or to request confidential treatment thereof or a protective order therefor.

8.3.2	The PARTIES acknowledge that it may be to their mutual interest to publish articles relating to data generated or analyzed as part of this AGREEMENT. Neither PARTY shall submit for written or oral publication or presentation any manuscript, abstract, writing, printed material or the like which includes data or any other CONFIDENTIAL INFORMATION of the other PARTY without first obtaining the prior written consent of the other PARTY, which consent shall not be unreasonably withheld or delayed; provided however that valid commercial reasons may exist for withholding such consent.

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8.4	Irreparable Injury. The PARTIES acknowledge that either PARTY’S breach of this Article 8 may cause the other PARTY irreparable injury for which it would not have an adequate remedy at LAW. In the event of a breach, the nonbreaching PARTY shall be entitled to seek injunctive relief in addition to any other remedies it may have at LAW or in equity, without necessity of posting a bond, and the PARTY alleged to have breached shall not assert as a defense the adequacy of monetary damages.

8.5	Return of CONFIDENTIAL INFORMATION. Each PARTY shall return or destroy all CONFIDENTIAL INFORMATION of the other PARTY in its possession upon termination or expiration of this AGREEMENT, except any CONFIDENTIAL INFORMATION that is necessary to allow such PARTY to perform or enjoy any of its rights or obligations that expressly survive the termination or expiration of this AGREEMENT and except that such PARTY may retain one copy of CONFIDENTIAL INFORMATION for archival purposes only.

8.6	Periodic Report of Activities. From time to time during the TERM as appropriate, COMPANY shall report generally to NEKTAR AL on the testing of SELECTED PRODUCT by COMPANY, its AFFILIATES or its SUBLICENSEES, and provide NEKTAR AL will information and data that COMPANY reasonably believes is relevant to understanding the safety and performance of SELECTED REAGENT for use in products administered to humans. Such report and any such information and data shall be CONFIDENTIAL INFORMATION of COMPANY. This provision shall be in addition to COMPANY’S obligations under the QUALITY AGREEMENT and Section 17.10.

8.7	Other than as expressly provided for herein, neither COMPANY nor its SUBLICENSEES, agents or independent contractors may develop, make, have made, use, sell, offer for sale, import or export the SELECTED REAGENT, nor may COMPANY or its SUBLICENSEES, agents or independent contractors copy, distribute, reverse engineer (by way of example but not limitation, by performing tests such as HPLC, gas chromatography or x-ray crystallography), sell, lease, license or otherwise transfer, modify, adapt or create derivatives of the SELECTED REAGENT.

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9.	Regulatory Matters

All regulatory matters will be handled according to the procedures set forth in Schedule VIII.

10.	Representations, Warranties; Covenants; Limitation of Liability
10.1	By Both PARTIES. Each PARTY represents and warrants to the other that as of the EFFECTIVE DATE: (a) it has the full corporate power to enter into and perform this AGREEMENT; (b) this AGREEMENT constitutes its legal, valid and binding obligation; (c) to the best of its and its AFFILIATES’ knowledge, there are no agreements or arrangements between such PARTY and any THIRD PARTY which could prevent it from, or conflict with such PARTY’S carrying out all of its obligations hereunder, including without limitation, in the case of NEKTAR AL, its grant to COMPANY of the license described in Section 2.1; (d) to the best of its and its AFFILIATES’ knowledge, it has sufficient legal and/or beneficial title or other rights under its intellectual property rights necessary for the purposes contemplated under this AGREEMENT and to grant the licenses contained in this AGREEMENT; (e) each of such PARTY’S employees, officers, contractors (including CONTRACT MANUFACTURERS), SUBLICENSEES and consultants has executed or will execute an agreement that requires such employee, officer, contractor (including CONTRACT MANUFACTURER), SUBLICENSEE or consultant, to the extent permitted by LAW, to assign to such PARTY all INVENTIONS, PATENTS, and KNOW-HOW made during the course of and as a result of their association with such PARTY; and (f) each of such PARTY’S employees, officers, contractors (including CONTRACT MANUFACTURERS), SUBLICENSEES and consultants is or will be subject to an executed agreement that requires such employee, officer, contractor (including CONTRACT MANUFACTURER), SUBLICENSEE or consultant to maintain as confidential any information CONTROLLED by such PARTY, or provided by the other PARTY, that is CONFIDENTIAL INFORMATION under this AGREEMENT.

10.2	By COMPANY; Diligence.

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10.2.1	COMPANY covenants to NEKTAR AL that during the TERM of this AGREEMENT, COMPANY shall use its commercially reasonable efforts to develop, seek MARKETING AUTHORIZATION for, manufacture, commercialize and market SELECTED PRODUCT. As between the PARTIES, COMPANY shall be responsible for all development activities, except as expressly provided in this AGREEMENT, and for the preparation, filing and maintenance of applications for MARKETING AUTHORIZATION for SELECTED PRODUCT.

10.2.2	In the event that COMPANY does not use its commercially reasonable efforts as provided for herein (a “DEFAULT”), at NEKTAR AL’S sole election, NEKTAR AL shall have the right either to (i) convert the exclusive licenses granted to COMPANY hereunder (if any) to non-exclusive, or (ii) terminate this AGREEMENT under Section 14.3.

10.2.3	COMPANY represents and warrants to NEKTAR AL that as of the EFFECTIVE DATE, to the best of its and its AFFILIATES’ knowledge, it is not aware of any material communications alleging that it has violated or, by conducting its obligations as currently proposed under this AGREEMENT, it would violate any of the intellectual property rights of any THIRD PARTY.
10.3	By NEKTAR AL.
10.3.1	NEKTAR AL represents and warrants to the COMPANY that, as of the EFFECTIVE DATE, to NEKTAR AL’S and its AFFILIATES’ actual knowledge and without any duty of inquiry or investigation: (a) Except as provided for in SCHEDULE VII, there are not any existing claims or litigation brought by a THIRD PARTY under any THIRD PARTY patent, trade secret or other THIRD PARTY proprietary right in respect of NEKTAR AL’S exploitation of NEKTAR AL LICENSED TECHNOLOGY, which claims or litigation could reasonably be expected to affect COMPANY’S practice of the rights licensed under Section 2.1 of this AGREEMENT; (b) There is not any basis upon which the COMPANY’S practice of rights licensed under Section 2.1 of this AGREEMENT (i.e.,

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the use of SELECTED REAGENT by COMPANY to make the SELECTED PRODUCT by means of covalent chemical attachment) would infringe on the rights of THIRD PARTIES; (c) There are not any licenses or restrictions other than those included herein on NEKTAR AL’S or its licensees’ (other than the COMPANY’S) ability to practice the NEKTAR AL LICENSED TECHNOLOGY; and (d) There are not any licenses or restrictions other than those included herein on COMPANY’S ability to practice the NEKTAR AL LICENSED TECHNOLOGY, excluding the NEKTAR AL MANUFACTURING TECHNOLOGY.

10.3.2	NEKTAR AL’S liability for breach of any of the foregoing representations and warranties shall be limited to the remedies provided for under Section 6.2.3 of this AGREEMENT.

10.3.3	NEKTAR AL represents and warrants to the COMPANY that neither NEKTAR AL, nor any of its employees or agents, has ever been, is currently, or is the subject of a proceeding that could lead to that entity or person becoming, as applicable, a DEBARRED ENTITY or DEBARRED INDIVIDUAL. NEKTAR AL further covenants, represents and warrants that if, during the TERM, it, or any of its employees or agents, becomes or is the subject of any FDA investigation or debarment proceeding that could lead to such entity or person becoming, as applicable, a DEBARRED ENTITY or DEBARRED INDIVIDUAL, NEKTAR AL shall immediately notify COMPANY, and if such entity or person becomes, as applicable, a DEBARRED ENTITY or a DEBARRED INDIVIDUAL, COMPANY shall have the right to immediately terminate this AGREEMENT.
10.4	Limitation of Liability and Exclusion of Damages.
10.4.1	EXCEPT IN THE CASE OF A BREACH OF ARTICLE 8 AND WITHOUT LIMITING THE PARTIES’ OBLIGATIONS UNDER ARTICLE 11, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION,

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DAMAGES RESULTING FROM LOSS OF USE, LOSS OF PROFITS, INTERRUPTION OR LOSS OF BUSINESS OR OTHER ECONOMIC LOSS) ARISING OUT OF THIS AGREEMENT OR WITH RESPECT TO A PARTY’S PERFORMANCE OR NON-PERFORMANCE HEREUNDER, EXCEPT WHERE SUCH DAMAGES WERE CAUSED BY GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A PARTY. The limitation on liability and exclusion of damages under this Section 10.4.1: (i) apply even if a PARTY had or should have had knowledge, actual or constructive, of the possibility of such damages; and (ii) are a fundamental element of the basis of the bargain between the PARTIES and this AGREEMENT would not be entered into without such limitations and exclusions. Moreover, the remedies under this AGREEMENT are intended to be exclusive, and the limitation on liability and exclusion of damages under this Section 10.4.1 are intended to apply even if there is a total and fundamental breach of this AGREEMENT, and the essential purpose of these provisions is to limit the PARTIES’ respective liabilities hereunder.
11.	Indemnification; Insurance
11.1	Indemnity.
11.1.1	By NEKTAR AL. NEKTAR AL shall defend, indemnify and hold COMPANY, its AFFILIATES and its SUBLICENSEES, and their respective shareholders, directors, officers, employees and agents (each, a “COMPANY INDEMNITEE”) harmless from and against all losses, liabilities, damages, costs and expenses (including reasonable attorney’s fees and costs of investigation and litigation, regardless of outcome) resulting from all claims, demands, actions and other proceedings by or on behalf of any THIRD PARTY (including any governmental authority) (collectively, “CLAIMS”) to the extent arising from: (i) the breach of any representation, warranty, covenant or obligation of NEKTAR AL under this AGREEMENT; or (ii) the negligence, recklessness or willful misconduct of NEKTAR AL or its sublicensees or any of their respective

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THIRD PARTY agents or subcontractors in the performance of its or their obligations and permitted activities under this AGREEMENT.

11.1.2	By COMPANY. COMPANY shall defend, indemnify and hold NEKTAR AL, NEKTAR AL AFFILIATES, and their respective shareholders, directors, officers, employees and agents (each, a “NEKTAR AL INDEMNITEE”) harmless from and against all losses, liabilities, damages, costs and expenses (including reasonable attorney’s fees and costs of investigation and litigation, regardless of outcome) resulting from all CLAIMS to the extent arising from: (a) the breach of any representation, warranty, covenant or obligation of COMPANY under this AGREEMENT; (b) except to the extent NEKTAR AL is responsible for indemnifying COMPANY INDEMNITEES under Section 11.1.1, the development (including without limitation the conduct of clinical trials in humans), manufacturing, testing, storage, handling, transportation, disposal, commercialization (including any recalls, field corrections or market withdrawals), marketing, distribution, promotion, sale or use of SELECTED PRODUCT (including as a result of any illness, injury or death to persons, including employees, agents or contractors of COMPANY or its SUBLICENSEES, or damage to property); or (c) the negligence, recklessness or willful misconduct of COMPANY or its SUBLICENSEES or any of their respective THIRD PARTY agents or subcontractors in the performance of its or their obligations and permitted activities under this AGREEMENT.
11.2	Insurance. COMPANY, at its own expense, shall maintain comprehensive general liability insurance, including product liability insurance, upon and after the administration of the SELECTED PRODUCT to the first patient in the first PHASE 1 CLINICAL TRIAL, in the minimum amount of one million DOLLARS ($1,000,000) per occurrence, and three million DOLLARS ($3,000,000) in the aggregate, with NEKTAR AL named as an additional insured. Such policies shall include a provision that NEKTAR AL shall be given thirty (30) days written notice prior to cancellation or material change in such a policy, except in the case of non-payment, which shall require at least ten (10) days notice. The insurance

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carriers must be rated A-, VII or better by A.M. Best Company, provided that the insurance required in this Section 11.2 is available from such carriers on commercially reasonable terms. COMPANY shall maintain such insurance for so long as it or its SUBLICENSEE(S) continues to research or develop or manufacture or commercialize SELECTED PRODUCT, and shall from time to time provide copies of certificates of such insurance to NEKTAR AL upon its request. If the insurance policy is written on a claims-made basis then the coverage must be kept in place for at least seven (7) years after the termination of this AGREEMENT. If COMPANY elects to have any of its employees visit NEKTAR AL’S facilities, COMPANY shall maintain employers’ liability insurance for limits of one million DOLLARS ($1,000,000) per occurrence. If an employee of COMPANY is driving to NEKTAR AL’S facilities, the COMPANY shall maintain auto liability insurance for owned, non-owned and hired autos, for a limit of one million DOLLARS ($1,000,000) combined single limit.

11.3	Procedures. If any CLAIM covered by Section 11.1 is brought, the indemnified PARTY shall promptly notify the indemnifying PARTY in writing of such CLAIM. Provided that the indemnifying PARTY is not contesting the indemnity obligation in good faith, the indemnifying PARTY shall assume, at its cost and expense, the sole defense of such CLAIM through counsel selected by the indemnifying PARTY and reasonably acceptable to the other PARTY, except that those indemnified may at their option and expense select and be represented by separate counsel. The indemnifying PARTY shall maintain control of such defense, provided that the indemnifying PARTY shall act reasonably and in good faith with respect to all matters relating to the settlement or disposition of any claim as the settlement or disposition related to the parties being indemnified, and except that the indemnifying PARTY may settle a CLAIM as to one indemnified involving any remedy other than the payment of money by the indemnifying PARTY only with the prior consent of such person or entity, which may not be withheld unreasonably. Those indemnified may, at their option and expense, participate in such defense, but regardless shall cooperate with the indemnifying PARTY in its defense of any claim for which indemnification is sought under Section 11.1.

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12.	INVENTIONS, KNOW-HOW and PATENTS
12.1	Existing Intellectual Property. Other than as expressly provided in this AGREEMENT, neither PARTY grants nor shall be deemed to grant any right, title or interest to the other PARTY in any PATENT, PATENT APPLICATION, KNOW-HOW or other intellectual property right CONTROLLED by such PARTY as of the EFFECTIVE DATE or during the TERM of this AGREEMENT.

12.2	Disclosure. Each PARTY shall promptly disclose in writing to the other all INVENTIONS arising from the joint or separate activities (including any INVENTIONS first made, conceived or first reduced to practice as a result of such activities) of the PARTIES or their agents, sublicensees (including SUBLICENSEES), contract manufacturers (including CONTRACT MANUFACTURERS) or independent contractors in connection with the performance of their obligations or activities under this AGREEMENT; provided, however, that NEKTAR AL shall not be obligated to disclose under this Section 12.2 a SOLE INVENTION to the extent such SOLE INVENTION falls within the scope of NEKTAR AL CORE TECHNOLOGY and that COMPANY shall not be obligated to disclose under this Section 12.2 a SOLE INVENTION to the extent such SOLE INVENTION falls within the scope of COMPANY CORE TECHNOLOGY.

12.3	Ownership of INVENTIONS. Except as otherwise set forth in Sections 12.4 or 12.5, all INVENTIONS made solely by employees, agents, sublicensees, contract manufacturers (including CONTRACT MANUFACTURERS) or independent contractors of NEKTAR AL in the performance of this AGREEMENT and all INVENTIONS made solely by employees, agents, sublicensees (including SUBLICENSEES), contract manufacturers (including CONTRACT MANUFACTURERS) or independent contractors of COMPANY in practicing the rights licensed to COMPANY in Section 2.1 of this AGREEMENT (each, a “SOLE INVENTION”) shall be the exclusive property of such PARTY. Except as otherwise set forth in Sections 12.4 or 12.5, if employees, agents, sublicensees (including SUBLICENSEES), contract manufacturers (including CONTRACT MANUFACTURERS) or independent contractors of each of NEKTAR AL and COMPANY jointly develop any INVENTION in the performance of activities

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conducted in connection with this AGREEMENT (each, a “JOINT INVENTION”), COMPANY and NEKTAR AL shall each own an undivided one-half (1/2) interest in and to such JOINT INVENTION, and shall have the right to freely exploit and grant licenses under any such JOINT INVENTION and any PATENT claiming such JOINT INVENTION without consent of or a duty of accounting to the other PARTY. For the avoidance of doubt, the determination as to whether an INVENTION has been “solely” or “jointly” made shall be based upon whether employees, agents, sublicensees (including SUBLICENSEES), contract manufacturers (including CONTRACT MANUFACTURERS) or independent contractors of a PARTY would be or are properly named as an inventor on a corresponding PATENT APPLICATION under United States inventorship LAWS.

12.4	NEKTAR AL CORE TECHNOLOGY INVENTIONS. Any and all rights, title and interest in and to all SOLE INVENTIONS and JOINT INVENTIONS which fall within the scope of NEKTAR AL CORE TECHNOLOGY shall belong solely to NEKTAR AL (“NEKTAR AL CORE TECHNOLOGY INVENTIONS”). COMPANY hereby agrees to and hereby does, and shall, without additional consideration transfer and assign to NEKTAR AL all of its right, title and interest in and to such NEKTAR AL CORE TECHNOLOGY INVENTIONS and all intellectual property rights therein including enforcement rights, and shall require its employees, agents, sublicensees (including SUBLICENSEES), contract manufacturers (including CONTRACT MANUFACTURERS) and independent contractors to so assign their right, title and interest therein to NEKTAR AL. NEKTAR AL shall be responsible, at its sole expense and discretion, and with the cooperation of COMPANY, for the filing, prosecution and maintenance of foreign and domestic PATENT APPLICATIONS and PATENTS covering such NEKTAR AL CORE TECHNOLOGY INVENTIONS. For clarity, such NEKTAR AL CORE TECHNOLOGY INVENTIONS shall be included in the NEKTAR AL CORE TECHNOLOGY and subject to the license granted to COMPANY pursuant to this AGREEMENT.

12.5	COMPANY CORE TECHNOLOGY INVENTIONS. Any and all rights, title and interest in and to all SOLE INVENTIONS and JOINT INVENTIONS which fall within the scope of COMPANY CORE TECHNOLOGY shall belong solely to

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COMPANY (“COMPANY CORE TECHNOLOGY INVENTIONS”). NEKTAR AL hereby agrees to and hereby does, and shall, without additional consideration assign to COMPANY all of its right, title and interest in and to any COMPANY CORE TECHNOLOGY INVENTIONS and all intellectual property rights therein including enforcement rights, and shall require its employees, agents or independent contractors to so assign their right, title and interest therein to COMPANY. COMPANY shall be responsible, at its sole expense and discretion, and with the cooperation of NEKTAR AL if requested by COMPANY, for the filing, prosecution and maintenance of foreign and domestic PATENT APPLICATIONS and PATENTS covering such COMPANY CORE TECHNOLOGY INVENTIONS.

12.6	Individual PATENT Filings. Each PARTY shall have sole discretion and right to prepare, file, prosecute, maintain and defend PATENT APPLICATIONS or PATENTS for INVENTIONS it solely owns under this AGREEMENT, and shall be responsible for related interference proceedings. Each PARTY shall confer with the other PARTY, and make every reasonable effort to adopt the other PARTY’S suggestions regarding the prosecution of such PATENT APPLICATIONS, and shall copy the other PARTY on any official actions and submissions in such PATENT APPLICATIONS. Costs incurred with respect to PATENT APPLICATIONS shall be borne by the PARTY with the right to prosecute each such PATENT APPLICATION.

12.7	Joint PATENT Filings. With respect to all PATENT APPLICATIONS on JOINT INVENTIONS that are jointly owned by the PARTIES (i.e., JOINT INVENTIONS that have not been assigned nor are assignable to the other PARTY pursuant to Sections 12.4 and 12.5) (the “JOINT PATENT APPLICATIONS”), the PARTIES shall determine which PARTY shall be responsible for filing, prosecuting and maintaining PATENT APPLICATIONS and PATENTS on behalf of both PARTIES (the “RESPONSIBLE PARTY”) based on a good faith determination of the relative contributions of the PARTIES to the INVENTION and the relative interests of the PARTIES in the INVENTION. At least twenty (20) days prior to the contemplated filing of such PATENT APPLICATION, the RESPONSIBLE PARTY shall submit a substantially completed draft of the JOINT PATENT

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APPLICATION to the other PARTY for its approval, which shall not be unreasonably withheld or delayed. Except as set forth below, the PARTIES shall share equally the costs of the preparation, filing, prosecution and maintenance of all JOINT PATENT APPLICATIONS. If either PARTY elects not to pay its portion of any shared costs for a JOINT PATENT APPLICATION or PATENT issuing therefrom, the other PARTY may proceed with such JOINT PATENT APPLICATION in its own name and at its sole expense, in which case the PARTY electing not to pay its share of costs hereby agrees to transfer and assign and shall transfer and assign its entire right, title and interest in and to such JOINT PATENT APPLICATION to the other PARTY and such INVENTION shall be treated as a SOLE INVENTION of the assignee for the purposes of Sections 12.3 and 12.7.

12.8	Further Actions. Each PARTY shall cooperate with the other PARTY to execute all documents and take all reasonable actions to effect the intent of this Article 12.
13.	Infringement
13.1	Infringement of THIRD PARTY Rights.
13.1.1	Notice. If the development, manufacture, use, import, export or sale of a SELECTED PRODUCT results in a claim for PATENT infringement by a THIRD PARTY, the PARTY to this AGREEMENT first having notice shall promptly notify the other PARTY in writing. The notice shall set forth the facts of the claim in reasonable detail.

13.1.2	Litigation Unrelated to SELECTED REAGENT. Except to the limited extent provided for in Section 13.1.3, COMPANY shall defend, indemnify and hold harmless each NEKTAR AL INDEMNITEE from and against all losses, liabilities, damages, costs and expenses (including reasonable attorney’s fees and costs of investigation and litigation, regardless of outcome) resulting from any claim that the development, manufacture, use, import, export or sale of SELECTED PRODUCT infringes a THIRD PARTY patent or misappropriates THIRD PARTY know-how, and the

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provisions of Sections 11.1.2 and 11.3 shall apply with respect to any such claim to the same extent as though it were a CLAIM for which COMPANY has an obligation to defend, indemnify and defend NEKTAR AL under Section 11.1.2. In the event of a conflict between the provisions of Article 12 and this Section 13.1.2, the provisions of this Section 13.1.2 shall apply. NEKTAR AL shall cooperate with COMPANY at COMPANY’S request and expense in such defense, and shall have the right to be represented by counsel of its own choice, at NEKTAR AL’S expense.

13.1.3	COMPANY’S obligations under Section 13.1.2 shall not apply to the extent that any infringement of a THIRD PARTY patent or misappropriation of THIRD PARTY know-how results solely from the composition of matter or the method of manufacture of the SELECTED REAGENT.
13.2	Infringement By THIRD PARTIES.
13.2.1	Notice of Infringement. If any VALID PATENT CLAIM is infringed by a THIRD PARTY, or any KNOW HOW utilized in the manufacture, use, import, export or sale of the SELECTED REAGENT or the SELECTED PRODUCT is misappropriated by a THIRD PARTY, the PARTY first having knowledge of such infringement or misappropriation shall promptly notify the other PARTY in writing. The notice shall set forth the facts of such infringement or misappropriation in reasonable detail.

13.2.2	Prosecution of Actions Related to the SELECTED REAGENT.
(a)	NEKTAR AL shall have the primary right, but not the obligation, to institute, prosecute and control any action or proceeding with respect to (but only to the extent concerning) any infringement of NEKTAR AL LICENSED TECHNOLOGY by reason of a THIRD PARTY’S manufacture, use, import, export or sale of SELECTED REAGENT, using counsel of its own choice, at its own expense. COMPANY shall cooperate with NEKTAR AL at NEKTAR AL’S

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request and expense in the prosecution of such action or proceeding. If NEKTAR AL determines that COMPANY is an indispensable party to the action, COMPANY hereby consents to be joined. In such event, COMPANY shall have the right to be represented in that action by its own counsel and at its own expense.

(b)	If NEKTAR AL fails to bring an action or proceeding within a period of sixty (60) days after receiving written notice from COMPANY or otherwise having knowledge of such infringement or misappropriation by reason of a THIRD PARTY’S manufacture, use, import, export or sale of SELECTED REAGENT, COMPANY shall have the right to bring and control any such action using counsel of its own choice, and at its own expense. If COMPANY determines that NEKTAR AL is an indispensable PARTY to the action, NEKTAR AL hereby consents to be joined. In such event, NEKTAR AL shall have the right to be represented in such action by its own counsel at its own expense. No settlement, consent judgment or other voluntary final disposition of a suit under this Section 13.2.2 may be entered into without the joint consent of COMPANY and NEKTAR AL (which consent shall not be withheld unreasonably).

(c)	Awards. If either PARTY brings an action for infringement or misappropriation by a THIRD PARTY under this Section 13.2.2, any damages or other monetary awards or payments in settlement recovered by such PARTY shall be applied first to defray the costs and expenses incurred by both PARTIES in the action. Any remainder shall be retained by the PARTY that brought such action; provided, however if that PARTY is COMPANY, then any remainder shall be retained by COMPANY, but such amount shall be deemed to be additional NET SALES of SELECTED PRODUCT on which royalties are payable to NEKTAR AL pursuant to Section 6.2.

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13.2.3	Prosecution of Actions Related to the SELECTED PRODUCT.
(a)	Except to the limited extent provided in Section 13.2.2, COMPANY shall have the primary right, but not the obligation, to institute, prosecute and control any action or proceeding against THIRD PARTIES arising from or related to such THIRD PARTIES’ manufacture, use, export or sale of SELECTED PRODUCT or infringement of any PATENTS, PATENT APPLICATIONS or KNOW-HOW CONTROLLED by COMPANY covering COMPANY CORE TECHNOLOGY, using counsel of its own choice, at its own expense. NEKTAR AL shall cooperate with COMPANY at COMPANY’S request and expense in the prosecution of such action or proceeding. If COMPANY determines that NEKTAR AL is an indispensable party to the action, NEKTAR AL hereby consents to be joined. In such event, NEKTAR AL shall have the right to be represented in that action by its own counsel and at its own expense.

(b)	If COMPANY fails to bring an action or proceeding within a period of sixty (60) days after receiving written notice from NEKTAR AL of the possibility of a claim, or otherwise having knowledge of a claim described in Section 13.2.3(a), NEKTAR AL shall have the right, but not the obligation, to bring and control any such action using counsel of its own choice, at its own expense. If NEKTAR AL determines that COMPANY is an indispensable PARTY to the action, COMPANY hereby consents to be joined. In such event, COMPANY shall have the right to be represented in such action using counsel of its own choice, at its own expense. No settlement, consent judgment or other voluntary final disposition of a suit under this Section 13.2.3(b) may be entered into without the joint consent of NEKTAR AL and COMPANY (which consent shall not be withheld unreasonably).

(c)	Awards. If either PARTY brings an action for infringement or misappropriation by a THIRD PARTY under this Section 13.2.3

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any damages or other monetary awards or payments in settlement recovered by such PARTY shall be applied first to defray the costs and expenses incurred by both PARTIES in the action. Any remainder shall be retained by COMPANY, but such amount shall be deemed to be additional NET SALES of SELECTED PRODUCT on which royalties are payable to NEKTAR AL pursuant to Section 6.2.
14.	Term and Termination
14.1	Expiration. The term of this AGREEMENT (the “TERM”) shall commence on the EFFECTIVE DATE and shall remain in force until the last to expire of any VALID PATENT CLAIM on a country-by-country basis, unless earlier terminated as provided herein.

14.2	Termination by COMPANY. COMPANY shall have the right to terminate this AGREEMENT upon ninety (90) days’ written notice to NEKTAR AL in the following circumstances:
14.2.1	If the MARKETING AUTHORIZATION for SELECTED PRODUCT is withdrawn or suspended by the regulatory authorities (the FDA and the EMEA) in both the major markets (both the United States and the European Union) of the world;

14.2.2	If scientific or medical findings, which clearly indicate serious hazards associated with SELECTED PRODUCT, prohibit further development or marketing of SELECTED PRODUCT;

14.2.3	If significant changes in competitiveness seriously inhibit the effective marketing of SELECTED PRODUCT; or

14.2.4	On a country-by-country basis, in the event COMPANY is unable to market SELECTED PRODUCT in the United States of America, the United Kingdom, France, Germany, Spain, Italy or Japan due to valid patent infringement claims of THIRD PARTIES.

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14.2.5	COMPANY has the right to terminate this AGREEMENT at any time upon ninety (90) days’ written notice to NEKTAR AL.
14.3	Termination for Cause. Each PARTY shall have the right to terminate this AGREEMENT by written notice to the other PARTY for a failure to comply with the material terms of this AGREEMENT by the other PARTY, provided such failure to comply is not corrected by the failing PARTY within ten (10) days of written notice of any failure to make timely payment of royalties or any other amount when due hereunder (but only if and when such failure is not a result of a PARTY’S good faith dispute of the amount due), or within sixty (60) days of receipt of written notice of any other failure from the non-failing PARTY. Further, NEKTAR AL shall have the right to terminate this AGREEMENT by written notice to COMPANY in the event of any PATENT CLAIM CHALLENGE, provided such PATENT CLAIM CHALLENGE is not withdrawn or dismissed within sixty (60) days of receipt of written notice of such PATENT CLAIM CHALLENGE to COMPANY from NEKTAR AL. The right of either PARTY to terminate this AGREEMENT as provided herein above shall not be affected in any way by such PARTY’S waiver of or failure to take actions with respect to any previous default.

14.4	Bankruptcy. In case of the filing of a voluntary petition for bankruptcy, the failure to cause an involuntary petition in bankruptcy to be dismissed within sixty (60) days after the filing thereof, suspension of payment, assignment for the benefit of creditors, voluntary liquidation or otherwise of one PARTY, then the other PARTY shall be entitled to terminate this AGREEMENT by giving thirty (30) days written notice.

14.5	Effect of Termination.
14.5.1	The provisions of Sections 3.5 (but only with respect to the last sentence thereof), 4.2 (but only with respect to the last sentence thereof), 6.2.3 (but only with respect to the last sentence thereof), 6.3, 7.1, 7.2, 7.4 through 7.6 (as to accrued and unpaid amounts), 8.1 through 8.5, 10.3.2, 10.4, 13.1, 14.5, 17.2, 17.3, 17.4, 17.6 through 17.10 and 17.12 and Articles 9, 11, 12 (as to INVENTIONS made prior to such termination) and 16 (and in each case together with any defined terms applicable to such

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provisions) shall survive termination of this AGREEMENT for any reason whatsoever.

14.5.2	If the AGREEMENT is terminated by COMPANY pursuant to Section 14.2, COMPANY shall continue to be obligated to purchase and shall purchase SELECTED REAGENT manufactured pursuant to any issued purchase orders and binding forecasts, pursuant to Article 3 and the provisions of the following Sections shall apply (in addition to those specified in Section 14.5.1 above): Articles 3, 4 and 5 and Section 7.3 (and in each case together with any defined terms applicable to such provisions). Any SELECTED REAGENT so manufactured shall be invoiced to COMPANY in full and paid by COMPANY in accordance with the terms of this AGREEMENT. Termination shall not affect shipments of SELECTED REAGENT which have been made by NEKTAR AL to COMPANY, and all provisions of this AGREEMENT shall continue to apply to such shipments notwithstanding notice of any such termination. Any SELECTED REAGENT so manufactured shall be invoiced to COMPANY in full and paid by COMPANY in accordance with the terms of this AGREEMENT. NEKTAR AL shall complete or cause the completion of the manufacturing of any work-in-progress on the date on which the termination is effective, provided such work-in-progress was reasonably undertaken to perform NEKTAR AL’S obligations under this AGREEMENT. Any SELECTED REAGENT so manufactured shall be invoiced to COMPANY in full and paid by COMPANY in accordance with the terms of this AGREEMENT.

14.5.3	If the AGREEMENT is terminated by COMPANY pursuant to Section 14.3 or Section 10.3.3, then for so long as COMPANY continues to develop, make, have made, use, sell, offer for sale, import, export SELECTED PRODUCT in the FIELD, all of the following shall apply:
(a)	The licenses granted in Section 2.1 and 2.2 shall survive such termination and COMPANY’S payment obligations under Article 6 shall survive such termination.

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(b)	At COMPANY’S option, NEKTAR AL shall: (i) complete or cause the completion of the manufacturing of any work-in-progress on the date on which the termination is effective; and (ii) shall manufacture and supply SELECTED REAGENT requested by COMPANY pursuant to the terms of this AGREEMENT for up to two (2) years from the date on which the termination is effective. Any SELECTED REAGENT so manufactured shall be invoiced to COMPANY in full and paid by COMPANY in accordance with the terms of this AGREEMENT. If COMPANY elects to require NEKTAR AL to manufacture and supply SELECTED REAGENT pursuant to Clause (ii) above, COMPANY shall use commercially reasonable efforts to mitigate NEKTAR AL’S obligations under Clause (ii) above.

(c)	COMPANY may contract with a THIRD PARTY CONTRACT MANUFACTURER to make COMPANY’S and COMPANY’S SUBLICENSEES’ subsequent purchase requirements of SELECTED REAGENT for the manufacturing of SELECTED PRODUCT; provided that such CONTRACT MANUFACTURER shall be selected solely by COMPANY and is not a THIRD PARTY to whom a sublicense may not be granted under Section 2.2(d). Upon execution of such contract, NEKTAR AL shall grant a perpetual, non-exclusive, paid-up and royalty-free right and license under the NEKTAR AL LICENSED TECHNOLOGY to the CONTRACT MANUFACTURER solely to make such SELECTED REAGENT for the manufacturing of SELECTED PRODUCT under such contract, and, subject to the CONTRACT MANUFACTURER agreeing to protect NEKTAR AL’S CONFIDENTIAL INFORMATION on terms consistent with the provisions of Article 8 of this AGREEMENT and agreeing to grant to NEKTAR AL a non-exclusive, royalty-free, worldwide, perpetual license to practice INVENTIONS relating to the manufacture of the SELECTED REAGENT, which may be sublicensed by NEKTAR AL for bona fide business purposes, shall use all commercially reasonable

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efforts to enable the CONTRACT MANUFACTURER to make such SELECTED REAGENT (including providing the CONTRACT MANUFACTURER with personnel and records that are necessary or reasonably useful for such manufacture, but specifically excluding all start-up and other costs incurred by the CONTRACT MANUFACTURER including, without limitation, costs of scale up and process qualification and process validation, and capital expenditures). In the event the contract between COMPANY and the CONTRACT MANUFACTURER expires or is terminated, this Section 14.5.3(c) shall apply to COMPANY’S contracting with a subsequent CONTRACT MANUFACTURER at COMPANY’S expense.

(d)	In addition to the Sections and Articles set forth in Section 14.5.1, the provisions of Sections 4.3, 7.4 (excluding the first sentence thereof), 7.5, 7.6, 8.1–8.5 (for a period of ten (10) years after expiration of the ROYALTY TERM) 13.2, 17.11 and 17.13 (as to COMPANY only) and Articles 2, 6 and 12 (as to INVENTIONS made after such termination) and, in each case together with any defined terms applicable to such provisions, shall survive termination of this AGREEMENT.
14.5.4	If this AGREEMENT is terminated by NEKTAR AL pursuant to Section 14.3:
(a)	COMPANY shall continue to be obligated to purchase and shall purchase SELECTED REAGENT manufactured pursuant to any issued purchase orders and binding forecasts, pursuant to Article 3 and the provisions of the following Sections shall apply (in addition to those specified in Section 14.5.1 above): Articles 3, 4 and Article 5 and Section 7.3 (and in each case together with any defined terms applicable to such provisions). Any SELECTED REAGENT so manufactured shall be invoiced to COMPANY in full and paid by COMPANY in accordance with the terms of this AGREEMENT. Termination shall not affect shipments of

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SELECTED REAGENT which have been made by NEKTAR AL to COMPANY, and all provisions of this AGREEMENT shall continue to apply to such shipments notwithstanding notice of any such termination. Any SELECTED REAGENT so manufactured shall be invoiced to COMPANY in full and paid by COMPANY in accordance with the terms of this AGREEMENT;

(b)	NEKTAR AL shall complete or cause the completion of the manufacturing of any work-in-progress on the date on which the termination is effective, provided such work-in-progress was reasonably undertaken to perform NEKTAR AL’S obligations under this AGREEMENT. Any SELECTED REAGENT so manufactured shall be invoiced to COMPANY in full and paid by COMPANY in accordance with the terms of this AGREEMENT; and

(c)	COMPANY shall be entitled to sell out all remaining stocks of SELECTED PRODUCT under the terms and conditions set forth in this AGREEMENT for a period not to exceed six (6) months after the effective date of termination, after which time all rights and licenses granted hereunder shall immediately terminate and all licensed rights shall revert in their entirety to the respective licensor. Subject to the foregoing, if this AGREEMENT is terminated for any reason whatsoever (including pursuant to Section 14.2), any licenses and sublicenses granted under this AGREEMENT shall automatically terminate and all licensed rights shall revert in their entirety to the respective licensor.
14.5.5	Upon termination of this AGREEMENT by any PARTY for any reason, COMPANY shall remain obligated to pay NEKTAR AL all accrued milestone payments and accrued royalties in accordance with the terms of this AGREEMENT. Termination of this AGREEMENT by a PARTY shall not be an exclusive remedy and all other remedies will be available to the terminating PARTY, in equity and at LAW.

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15.	Assignment

Unless otherwise expressly permitted hereunder, neither PARTY may assign any of its rights or delegate any of its duties under this AGREEMENT without the prior written consent of the other PARTY, except that either PARTY may assign its rights and responsibilities hereunder without the other PARTY’S consent as part of: (i) either (a) in the case of NEKTAR AL, the sale of all or substantially all of the assets or the entire business to which this AGREEMENT relates, or, in the case of the COMPANY, the sale of all or substantially all of its assets or business related to the THERAPEUTIC AGENT, or (b) a merger, consolidation, reorganization or other combination with or into another person or entity; or (ii) the transfer or assignment to an AFFILIATE, in each case, pursuant to which the surviving entity or assignee assumes the assigning or merging PARTY’S obligations hereunder. Any assignment made in violation of this Article 15 shall be null and void.

16.	Notices

Any notice or other communication required or permitted to be given under this AGREEMENT shall be given in writing and shall be deemed sufficient if personally delivered, delivered by facsimile transmission, delivered by nationally recognized express mail or courier service, or mailed by United States registered or certified mail, postage prepaid, properly addressed to the respective addresses of the PARTIES as written below, or such alternate address as shall be specified by notice given in the manner provided in this Section 16. Notices so given shall be effective upon the earlier to occur of (i) receipt by the PARTY to which notice is given, or (ii) the fourth (4th) business day following the date such notice was posted.
If to COMPANY, addressed to:
Compound Therapeutics
100 Beaver Street
Waltham, MA 02453
Fax: +1 781 209 2302
Attention: Chief Executive Officer
With a copy to:
Compound Therapeutics
100 Beaver Street

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Waltham, MA 02453
Fax: +1 781 209 2302
Attention: Chief Operating Officer
and
Faber Daeufer & Rosenberg PC
1050 Winter Street, Suite 1000
Waltham, MA 02451
Fax: +1 781 795 4747
Attention: Joseph L. Faber
If to NEKTAR AL, addressed to:
NEKTAR Therapeutics AL, Corporation
1112 Church Street
Huntsville, AL 35801
Fax: 256-704-7648
Attention: Contract Management
With a copy to:
Nektar Therapeutics
150 Industrial Road
San Carlos, CA 94070-6256
Fax: 650-620-5360
Attention: Vice President, Corporate Legal
17.	Miscellaneous
17.1	Force Majeure. Neither PARTY shall be held liable or responsible to the other PARTY nor be deemed to have defaulted under or breached this AGREEMENT for failure or delay in fulfilling or performing any term of this AGREEMENT to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected PARTY; provided, however, that the foregoing shall not be applied to excuse or delay any payment obligation or notice obligation of either PARTY under this AGREEMENT. When such circumstances arise, the PARTIES shall discuss what, if any, modification of the terms of this AGREEMENT may be required to arrive at an equitable solution.

17.2	Severability. All the terms and provisions of this AGREEMENT are distinct and severable, and if any term or provision is held unenforceable, illegal or void in

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whole or in part by any court, regulatory authority or other competent authority it shall to that extent be deemed not to form part of this AGREEMENT, and the enforceability, legality and validity of the remainder of this AGREEMENT shall not be affected thereby.

17.3	Variation. This AGREEMENT may not be released, discharged, supplemented, amended, varied or modified in any manner except by an instrument in writing signed by a duly authorized officer or representative of each PARTY hereto.

17.4	Forbearance and Waiver. No waiver by a PARTY in respect of any breach shall operate as a waiver in respect of any subsequent breach. No forbearance, failure or delay by a PARTY in exercising any right or remedy shall operate as a waiver thereof, nor shall any single or partial forbearance, exercise or waiver of any right or remedy prejudice its further exercise of any right or remedy under this AGREEMENT or at LAW.

17.5	Counterparts. This AGREEMENT may be executed in more than one counterpart, each of which constitutes an original and all of which together shall constitute one enforceable agreement.

17.6	No Partnership. The relationship of the PARTIES is that of independent contractors and this AGREEMENT shall not operate so as to create a partnership or joint venture of any kind between the PARTIES.

17.7	Construction. The PARTIES have participated jointly in the negotiation and drafting of this AGREEMENT. In the event that an ambiguity or question of intent or interpretation arises, this AGREEMENT shall be construed as if drafted jointly by the PARTIES and no presumption or burden of proof shall arise favoring or disfavoring any PARTY by virtue of the authorship of any of the provisions of this AGREEMENT. The captions of this AGREEMENT are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this AGREEMENT or the intent of any provision contained in this AGREEMENT. The term “including” as used herein means including the generality of any description preceding such term.

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17.8	Entire Agreement. This AGREEMENT and the Schedules attached hereto constitute the entire understanding between the PARTIES and supersedes any prior written or oral understanding, negotiations or agreements between and among them respecting the subject matter hereof, except for the Material Transfer and Evaluation Agreement among the PARTIES and Avecia Limited dated June 10, 2005, which shall continue in full force and effect in accordance with its terms. There are no representations, agreements, arrangements or understandings, oral or written, between the PARTIES relating to the subject matter of this AGREEMENT that are not fully expressed in this AGREEMENT. This AGREEMENT shall be binding upon, and inure to the benefit of, the PARTIES and their respective successors and assigns.

17.9	Governing LAW; Dispute Resolution. This AGREEMENT shall be governed by and construed in accordance with the LAWS of the State of California without regard to its or any other jurisdiction’s choice of law rules. Any dispute, controversy or claim arising out of or relating to this AGREEMENT, or the breach, termination or invalidity thereof, shall be finally settled by binding arbitration conducted in the English language, in the principal place of business of the PARTY that does not file the demand for arbitration, and under the then-current commercial arbitration rules of the American Arbitration Association (“AAA”). The arbitration shall be conducted by three (3) arbitrators (one appointed by each PARTY, and the third jointly appointed by the other two arbitrators). Each of the arbitrators shall be independent neutrals, and shall be a lawyer with substantial experience in negotiating agreements for the development, manufacture and commercialization of pharmaceutical and biotechnology products. Any award pursuant to any arbitration hereunder shall be rendered by a majority of the three (3) arbitrators. The arbitrators shall apply the governing LAW set forth in this Section 17.9. Disputes about arbitration procedure shall be resolved by a majority of the three (3) arbitrators. The arbitrators may proceed to an award notwithstanding the failure of the either PARTY to participate in the proceedings. Discovery shall be limited to mutual exchange of documents relevant to the dispute, controversy or claim; depositions shall not be permitted unless agreed to by both PARTIES. The arbitrators shall be authorized to grant interim relief, including to prevent the destruction of goods or documents involved in the

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dispute, protect trade secrets and provide for security for a prospective monetary award. The limitations on liability and exclusions of damages set out in this AGREEMENT shall apply to an award of the arbitrators. Specifically, but without limitation, under no circumstances shall the arbitrators be authorized to award punitive or multiple damages. Any purported award of punitive or multiple damages or of other damages not permitted under the limitations on liability and exclusions of damages set out in this AGREEMENT shall be beyond the arbitrators’ authority, void, and unenforceable. The prevailing PARTY shall be entitled to an award of reasonable attorney fees incurred in connection with the arbitration in such amount as may be determined by the arbitrators. The award of the arbitrators shall be the sole and exclusive remedy of the PARTIES and shall be enforceable in any court of competent jurisdiction, subject only to revocation on grounds of fraud or clear bias on the part of one or more of the arbitrators. Notwithstanding this, application may be made to any court for a judicial acceptance of the award or order of enforcement. Notwithstanding anything contained in this Section 17.9 to the contrary, each PARTY shall have the right to institute judicial proceedings against the other PARTY or anyone acting by, through or under such other PARTY, in order to enforce the instituting PARTY’S rights hereunder through reformation of contract, specific performance, injunction or similar equitable relief.

17.10	Publicity. Except as otherwise provided in Article 8 and subject to either PARTY’S reporting obligations under applicable state and federal (including securities) LAWS: (a) NEKTAR AL and COMPANY shall not disclose any terms or conditions of this AGREEMENT to any THIRD PARTY without the prior written consent of the other PARTY; and (b) NEKTAR AL and COMPANY shall not use the other PARTY’S name in publicity materials or other public disclosures without the prior written consent of the other PARTY, such consent not to be unreasonably withheld or delayed. During the TERM, COMPANY shall inform NEKTAR AL prior to issuing a press release containing non-public material information concerning the SELECTED PRODUCT, and such information shall be CONFIDENTIAL INFORMATION of COMPANY, and NEKTAR AL shall inform COMPANY prior to issuing a press release containing non-public material

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information concerning SELECTED REAGENT, and such information shall be CONFIDENTIAL INFORMATION of NEKTAR AL.

17.11	Patent Marking and SELECTED PRODUCT Marking. COMPANY shall place appropriate NEKTAR AL patent and/or patent pending markings on each SELECTED PRODUCT or the packaging therefore where required by LAW. The content, form, size, location and language of such markings shall be in accordance with the LAWS and practices of the country in which the applicable units of each SELECTED PRODUCT are distributed. COMPANY shall be responsible for all packaging (non-commercial and commercial) and labeling of SELECTED PRODUCT.

17.12	Termination of NON-DISCLOSURE AGREEMENTS. All provisions of, rights granted and covenants made in the NON-DISCLOSURE AGREEMENTS are hereby terminated and of no further force and effect and are superseded in their entirety by the provisions of, rights granted and covenants made in this AGREEMENT. The PARTIES acknowledge and agree that any disclosure made pursuant to the NON-DISCLOSURE AGREEMENTS shall be governed by the terms and conditions of Article 8.

17.13	Compliance with LAWS. Each PARTY will comply with all LAWS in performing its obligations and exercising its rights hereunder. Nothing in this AGREEMENT shall be deemed to permit a PARTY or its sublicensees (including SUBLICENSEES) to export, re-export or otherwise transfer any information or materials (including SELECTED REAGENT) transferred hereunder or SELECTED PRODUCT manufactured therefrom without complying with LAWS.

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IN WITNESS WHEREOF, the PARTIES hereto have caused their authorized representatives to execute this AGREEMENT by signing below:

Signed:
For and on behalf of:	For and on behalf of:
Nektar Therapeutics AL, Corporation	Compound Therapeutics, Inc.

Signature /s/ Stephen A. Charles	Signature /s/ John Edwards
Name: Stephen A. Charles, Ph.D.	Name: John Edwards
Title: VP, Business Development & Licensing	Title: Chief Operating Officer

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SCHEDULE I
SELECTED REAGENT SPECIFICATIONS

Test	Method	Specification
Appearance	[**]	[**]
Identity	[**]	[**]
MW	[**]	[**]
Polydispersity	[**]	[**]
% Purity (1)	[**]	[**]
PEG Impurities
[**]	[**]	[**]
[**]	[**]	[**]
Total PEG Impurities (2)	[**]	[**]
Residual [**]	[**]	[**]
Organic Volatiles
Total [**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
Endotoxin	[**]	[**]
[**] content	[**]	[**]

(1)	% Purity = 100% — Total PEG Impurities

(2)	Total PEG Impurities = [**]

(3)	Total [**]

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SCHEDULE II
PURCHASE PRICE
The PURCHASE PRICE for SELECTED REAGENT manufactured by NEKTAR AL under this AGREEMENT will be, to the extent SELECTED REAGENT is manufactured by NEKTAR AL, NEKTAR AL’S then-current MANUFACTURING COST plus the MARGIN for such quantity of SELECTED REAGENT.
“MANUFACTURING COST” means:
To the extent SELECTED REAGENT is manufactured by NEKTAR AL, the costs of all direct material, direct labor and manufacturing overhead to the extent consumed, provided or procured by a manufacturing facility in the manufacture of SELECTED REAGENT as specified below.
A.	Direct material costs include:
1.	The cost of raw materials, process consumables (i.e., resins, membranes, etc.), containers, container components, packaging, labels and other printed materials used in production.

2.	Scrap of raw materials, work in progress and finished goods (exclusive of losses in excess of a reasonable allowance for normal wastage limits and losses attributable to the negligence, willful misconduct or breach of this AGREEMENT by NEKTAR AL).
B.	Direct labor costs include salaries and fringe benefits for personnel directly involved in the manufacturing process.

C.	Direct service costs include costs of services provided by THIRD PARTIES for the manufacture of the SELECTED REAGENT or any component thereof (e.g., sterilization and specialized testing, manufacturing of raw materials).

D.	Manufacturing overhead includes all direct and indirect manufacturing costs that cannot be identified in a practical manner with specific units of production and, therefore, cannot be included in specific manufacturing costs as direct material or direct labor. Such overhead costs include:

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1.	Department specific manufacturing overhead allocations, including, but not limited to, utilities (e.g., oil, electric, steam, water), indirect manufacturing materials and supplies, consumables (e.g., production supply materials, tools, spare parts), supervision, production management, plant management, actual failures or four percent (4%) of MANUFACTURING COST of the SELECTED REAGENT whichever is lower and subject to the true-up mechanism hereinbelow, engineering and development support, maintenance and repair of the production plant and production equipment, taxes (excluding income taxes) and property, CGL and workers’ compensation insurance coverage for the manufacturing facility.

2.	Overhead allocations from involved service areas, including, but not limited to, human resources, IT, operations finance, quality assurance analysis of raw materials in production including, but not limited to, analysis of semi-finished and finished goods produced, materials management (including, but not limited to, wages and salaries relating to materials administration, purchasing and warehousing), regulatory affairs, validation, outside services (security, laundry, testing, etc.), inventory storage related to raw materials and semi-finished goods, process documentation, and other services required to be performed in connection with the manufacturing of the SELECTED REAGENT.

3.	Overhead allocations for general services used at the production facility including, but not limited to, telephones and fax, postal services (internal and external), copying and office services/equipment, cleaning, health services, security, and cafeterias.

4.	Freight, warehousing costs, taxes and import duties, and forwarding costs on raw materials payable by NEKTAR AL.

5.	Rent and other costs directly allocable to the lease of facilities, equipment or materials used to manufacture the SELECTED REAGENT. Depreciation which reflects on a pro rata basis the use of assets used for

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manufacturing the SELECTED REAGENT, but excluding plant and equipment purchased by COMPANY according to Section 5.4.2.

6.	Actual costs incurred for engineering services, permitting, equipment or otherwise in connection with compliance with environmental laws (including, but not limited to, waste disposal) as a result of the manufacture of the SELECTED REAGENT.
Manufacturing overhead does not include (i) any costs attributable to corporate general and administrative activities, including but not limited to, executive management, investor relations, corporate communications, public relations, business development, legal affairs, finance, sales, marketing, market research, scientific research or development, or human resources; (ii) the costs of any improvements to or expansion of manufacturing facilities, analytical method development, analytical method validation, cleaning method validation, process validation, reprocessing or supporting documentation, including, but not limited to, the preparation, filing and maintenance of the Drug Master Files and other regulatory filings; (iii) depreciation or other costs associated with excess capacity; or (iv) any royalties payable to THIRD PARTIES.
MANUFACTURING COST will be calculated in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis in the country of manufacture. The accounting procedures used to calculate manufacturing overhead shall ensure that manufacturing overhead is allocated in no greater proportion than is necessarily associated with the manufacture of those quantities of SELECTED REAGENT actually ordered by COMPANY or included in the current calendar year of the supply forecast used to calculate the ESTIMATED COST (as provided by COMPANY under Section 3.2) and will specifically exclude any overhead associated with excess capacity at NEKTAR AL (except to the extent such costs are incurred in a given calendar year as a result of COMPANY purchasing less than the forecast amount of SELECTED REAGENT for that calendar year that was used to calculate the ESTIMATED COST as described below) and shall be otherwise consistent with the allocation method used for all products produced or to be produced at the manufacturing facility. The “cost” for purchased materials, services or SELECTED REAGENT will include the actual amount paid including the benefit of any price reductions, payment or

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terms discounts, or other reimbursements, such as volume discounts, that may be applicable to such purchases.
NEKTAR AL will notify COMPANY in writing of its best estimate of its MANUFACTURING COST (“ESTIMATED COST”) sixty (60) days before the start of each calendar year and such ESTIMATED COST shall then apply throughout the following calendar year of supply of SELECTED REAGENT. NEKTAR AL will provide COMPANY with a non-binding draft of such ESTIMATED COST five (5) months before the start of each calendar year. Each such notification will include the costs and assumptions that form the basis for such ESTIMATED COST in a level of detail at least as granular as that outlined in the definition of MANUFACTURING COST contained in this Schedule II and will be based on the then-current forecast as supplied by COMPANY under Article 3. At the end of that calendar year, NEKTAR AL will perform an analysis to compare the ESTIMATED COST with the actual MANUFACTURING COST for the year just completed and will provide a copy of such analysis to COMPANY in writing no later than sixty (60) days after the end of that year just completed. If the actual MANUFACTURING COST is higher than the ESTIMATED COST, then COMPANY will reimburse to NEKTAR AL, in accordance with the payment terms set forth herein, the difference between the ESTIMATED COST plus the MARGIN and the actual MANUFACTURING COST plus the MARGIN for all SELECTED REAGENT supplied in the applicable calendar year. If the actual MANUFACTURING COST is lower than the ESTIMATED COST, then NEKTAR AL will reimburse COMPANY, in accordance with the payment terms set forth herein, the difference between the ESTIMATED COST plus the MARGIN and the actual MANUFACTURING COST plus the MARGIN for all SELECTED REAGENT supplied in the applicable calendar year.

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SCHEDULE III
Milestones
Pursuant to Section 6.1, the following milestone payments shall be payable by COMPANY to NEKTAR AL thirty (30) days after the occurrence of the following milestone events with respect to SELECTED PRODUCT:

Milestone Payment
Milestone Event	(US DOLLARS)
Within ten (10) days of the EFFECTIVE DATE for pre-clinical development activities	$	[**]

Within thirty (30) days of administration of the SELECTED PRODUCT to the first patient in the first PHASE 1 CLINICAL TRIAL	$	[**]

Within thirty (30) days of administration of the SELECTED PRODUCT to the first patient in the first PHASE 2 CLINICAL TRIAL	$	[**]

Within thirty (30) days of administration of the SELECTED PRODUCT to the first patient in the first PIVOTAL TRIAL	$	[**]

Within thirty (30) days of filing a BLA or equivalent with the FDA or EMEA for the SELECTED PRODUCT	$	[**]

Within thirty (30) days of grant of first MARKETING AUTHORIZATION for the SELECTED PRODUCT in the United States or European Union	$	[**]
The above payments shall be made only upon the first time achieved for SELECTED PRODUCT.

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SCHEDULE IV
Structure of THERAPEUTIC AGENT

[**]

Where each letter above represents an amino acid as follows:

A = alanine

C = cysteine

D = aspartic acid

E = glutamic acid

F = phenylalanine

G = glycine

H = histidine

I = isoleucine

K = lysine

L = leucine

M = methionine

N = asparagine

P = proline

Q = glutamine

R = arginine

S = serine

T = threonine

V = valine

W = tryptophan

Y = tyrosine

[**]

SCHEDULE V
NEKTAR AL PATENT RIGHTS

NEKTAR AL Reference	Patent/Serial Number	Status
SHE0071.00	[**]	Pending
SHE0071.PCT	[**]	Pending

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SHEDULE VI
INITIAL SUPPLY

SCHEDULE VII
On July 12, 2005, a complaint was filed by The Board of Trustees of the University of Alabama (“UAH”) against Nektar Therapeutics AL, Corporation and Nektar Therapeutics, Inc., in the United States District Court for the Northern District of Alabama. Among other things, the complaint alleges patent infringement, breach of contract license, violation of the Alabama Trade Secrets Act and unjust enrichment. Generally, the complaint alleges that Defendants’ refusal to pay royalties based upon UAH patented and licensed technology represents a breach of an exclusive license agreement between UAH and Nektar Therapeutics AL, Corporation (formerly Shearwater Corporation) and that Defendants have infringed and are infringing UAH’s patent. The Complaint seeks certain monetary damages and other relief.

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SCHEDULE VIII
QUALITY AGREEMENT
This Quality Agreement (“QUALITY AGREEMENT”) outlines the roles, responsibilities, deliverables and time requirements with respect to the quality assurance of the SELECTED REAGENT produced by NEKTAR AL for COMPANY under the AGREEMENT. NEKTAR AL will produce the SELECTED REAGENT in a manner compliant with all LAWS and regulations applicable to COMPANY’S intended use of the SELECTED REAGENT in pharmaceutical manufacturing, and otherwise in accordance with the AGREEMENT. The effective date of this QUALITY AGREEMENT shall be the EFFECTIVE DATE. If any provision in this QUALITY AGREEMENT conflicts with any provision in the AGREEMENT, the provision in the AGREEMENT shall govern.
1.	General
1.1	All changes to this QUALITY AGREEMENT must be approved in writing by both PARTIES. Unless otherwise defined specifically in this QUALITY AGREEMENT (Attachment C), all terms used herein will have the same meaning as the definitions provided in the AGREEMENT.

1.2	Any disputes regarding nonconforming SELECTED REAGENT will be resolved in accordance with Section 5.3 of the AGREEMENT if based on a notice of noncompliance under Section 5.2 of the AGREEMENT, otherwise in accordance with the dispute resolution procedures in Section 17.9 of the AGREEMENT. The authorized quality representatives will attempt to resolve any other disputes or conflicts otherwise relating to this QUALITY AGREEMENT in a timely and equitable manner and in compliance with all applicable quality and regulatory requirements. Such resolutions shall be in writing and shall be signed by the authorized Quality Assurance representatives of NEKTAR AL and COMPANY. If any issue remains unresolved for more than twenty (20) days, the senior corporate Quality officials from NEKTAR AL and COMPANY should be contacted to resolve the issue, and, if any issue remains unresolved for more than thirty (30) days, either PARTY may commence dispute resolution under Section 17.9 of the AGREEMENT. The responsible COMPANY Quality Assurance and

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NEKTAR AL’S Quality Assurance Department shall provide a Quality Assurance management organizational chart and list of contact information to each other. In addition, both PARTIES agree to notify each other of changes to Quality Assurance management or contact information within twenty (20) business days.
2.	Change Control

NEKTAR AL will utilize a documented system of procedures for the control of changes to systems, facilities, NEKTAR AL’S MANUFACTURING FACILITY, processes, procedures, raw materials, packaging materials, suppliers, equipment, manufacturing methods, BATCH size, and analytical testing and release requirements (“CHANGE CONTROL”). CRITICAL CHANGES on SELECTED REAGENT (Attachment A) must be approved in writing by COMPANY prior to implementation. NEKTAR AL must provide a summary of the CRITICAL CHANGE and the CHANGE CONTROL FORM for COMPANY’S consideration.

3.	Regulatory
3.1	Regulatory Filings
3.1.1	NEKTAR AL will prepare a DMF with assistance from COMPANY as reasonably required by NEKTAR AL. NEKTAR AL will duly and timely file the DMF with the FDA, the EMEA and other regulatory bodies as reasonably required by the COMPANY consistent with its regulatory strategy for SELECTED PRODUCT, and NEKTAR AL will own the DMF and maintain the DMF in compliance with applicable LAW through the duration of the TERM. NEKTAR AL will grant COMPANY the right to reference such DMF. For jurisdictions which do not have a DMF procedure and where COMPANY seeks MARKETING AUTHORIZATION, NEKTAR AL will provide COMPANY with those relevant sections, appropriately redacted, of the U.S. DMF needed for regulatory submission of the SELECTED PRODUCT. Such sections will provide sufficient data to satisfy the regulatory requirements of those jurisdictions to achieve registration for the SELECTED PRODUCT. COMPANY and NEKTAR AL will work together to minimize public disclosure of NEKTAR CONFIDENTIAL INFORMATION related to any regulatory submission.

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3.1.2	NEKTAR AL will respond to any questions from regulatory authorities in a timely manner, consistent with NEKTAR AL standard operating procedures and the requirements of the AGREEMENT.

3.1.3	NEKTAR AL will provide COMPANY with sufficient notice and detail of all CRITICAL CHANGES prior to implementation of any required updates to the filed DMF for the SELECTED REAGENT.

3.1.4	Prior to establishment of the DMF for the SELECTED REAGENT, NEKTAR AL will provide COMPANY all necessary information which it may possess, pertinent to the SELECTED REAGENT, to keep the global regulatory filings current and up-to-date.
3.2	Complaints and Adverse Event Reporting
3.2.1	Each PARTY shall promptly notify the other of any information coming into its possession concerning the safety, quality, efficacy, and actual or pending regulatory action regarding the SELECTED REAGENT. If NEKTAR AL believes it has information that potentially requires an NDA Field Alert or BPDR (Biological Product Deviation Report), NEKTAR AL shall notify COMPANY within two (2) days. Any determinations on how to address the information impacting SELECTED PRODUCT quality and safety, including communication with regulatory authorities, shall be the responsibility of COMPANY.

3.2.2	COMPANY shall maintain systems for the management of SELECTED PRODUCT complaints and will maintain procedures and systems for the surveillance, receipt, and evaluation of serious adverse drug events, 21 CFR 314.80(a), as well as all other adverse drug events as they pertain to the SELECTED PRODUCT.
3.3	Recalls

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3.3.1	In the event that either PARTY determines that the SELECTED REAGENT violates applicable LAWS, regulations, the agreed upon SPECIFICATIONS or the warranty in Section 4.2 of the AGREEMENT, whether or not such action is requested by any governmental agency, NEKTAR AL and COMPANY have the responsibility to notify each other promptly. After such notice, the PARTIES’ representatives from business, medical, regulatory, Quality Assurance, legal, and any other functions deemed necessary will consult to determine if the SELECTED PRODUCT should be withdrawn or recalled. The final decision to recall or withdraw the SELECTED PRODUCT resides with COMPANY. Performance of all activities associated with recalls and withdrawals are primarily the responsibility of COMPANY, although NEKTAR AL shall provide reasonable assistance requested by COMPANY.

3.3.2	COMPANY will notify NEKTAR AL of any recall involving the SELECTED PRODUCT, regardless of whether the recall involves an issue with the SELECTED REAGENT. If the recall involves an issue with the SELECTED REAGENT, NEKTAR AL will investigate the issue using its deviation handling procedure. COMPANY will be responsible for formal notification to the regulatory authorities as well as determining the impact of such decision on the SELECTED PRODUCT.
4.	Raw Materials
4.1	Procurement, Delivery and Storage of Raw Materials
4.1.1	NEKTAR AL is responsible for determining suitable source(s) of all raw materials for the SELECTED REAGENT and procuring such materials from such source(s). NEKTAR AL vendor qualification requirements will apply to all materials sourced by NEKTAR AL for the SELECTED REAGENT. Qualification of vendors of raw materials shall be documented by NEKTAR AL, and such documentation shall be made available to COMPANY during COMPANY’S quality audits of NEKTAR AL, if requested. NEKTAR AL will maintain a complete list of process specific materials to be utilized in manufacturing the SELECTED

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REAGENT and will notify COMPANY of any CRITICAL RAW MATERIAL supplier/manufacturer change prior to implementation.

4.1.2	NEKTAR AL will store and handle all raw materials and samples under appropriate conditions. NEKTAR AL will maintain appropriate controls to prevent cross-contamination of the raw materials and other materials used in the manufacture of the SELECTED REAGENT.
4.2	Inspection and Testing of Raw Materials
4.2.1	NEKTAR AL is responsible for determining specifications for raw materials. Such specifications will be in accordance with NEKTAR AL’S standard operating procedures.
4.3	Transmissible Spongiform Encephalopathies (TSE) Compliance
4.3.1	NEKTAR AL will source relevant raw materials from non-animal derived sources whenever possible. If animal derived materials are necessary, then NEKTAR AL will comply with U.S. and European regulations (EP, latest edition, Chapter 5.2.8 Minimizing the Risk of Transmitting Animal Spongiform Encephalopathy Agents via Medicinal Products) by obtaining country of origin certification and verifying that the source country is not a known BSE-contaminated country (in accordance with 9 CFR 94.18). If required, COMPANY and NEKTAR AL may make an application for a TSE Certificate of Suitability in accordance with European Directive(s) and EMEA notes for guidance.
5.	SPECIFICATIONS and Analytical Methods
5.1	SPECIFICATIONS
5.1.1	The SELECTED REAGENT must be manufactured, packaged, labeled, handled and shipped in accordance with the AGREEMENT.
5.2	Analytical Methods

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5.2.1	NEKTAR AL is responsible for monitoring and complying with compendial (USP, Ph. Eur., JP) test methods and procedures as they apply to the SELECTED REAGENT. COMPANY may review any new non-compendial test methods transfer, qualification, and/or validation for the SELECTED REAGENT during the quality audit.

5.2.2	NEKTAR AL is responsible for any analytical method transfers to or from other sites for the SELECTED REAGENT. NEKTAR AL may not change any testing methodology for the SELECTED REAGENT without the prior written approval of COMPANY.
6.	Manufacture, Storage and Packaging of the SELECTED REAGENT
6.1	NEKTAR AL agrees to manufacture, store, package, and label the SELECTED REAGENT in accordance with the AGREEMENT and NEKTAR AL’S standard operating procedures.
7.	Inspections and Testing of the SELECTED REAGENT
7.1	NEKTAR AL will carry out the inspection and testing of the SELECTED REAGENT as set forth in the AGREEMENT and NEKTAR AL’S standard operating procedures. Subcontractors must meet NEKTAR AL’S requirements for approved suppliers.

7.2	Released SELECTED REAGENT Documentation
7.2.1	NEKTAR AL will provide COMPANY with a certificate of analysis with each BATCH of SELECTED REAGENT. Manufacturing records and Quality Control test results must be complete, be reviewed by NEKTAR AL Quality Assurance for conformance to NEKTAR AL requirements, and have all BATCH related deviation issues closed prior to BATCH release by NEKTAR AL Quality Assurance. NEKTAR AL will retain all completed manufacturing records, Quality Control test records, and BATCH related documents for a minimum of seven (7) years from DATE OF MANUFACTURE. These documents must be accessible for review and inspection at NEKTAR AL’S MANUFACTURING FACILITY by

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COMPANY during the quality audits or by regulatory authorities if requested. At the end of the document retention period, NEKTAR AL will notify COMPANY in the event that the documents will no longer be retained by NEKTAR AL.
7.3	Analytical Testing
7.3.1	NEKTAR AL will have written procedures describing the identification, quarantine, handling, sampling, testing and approval or rejection of raw materials. NEKTAR AL will perform testing in accordance with its established methods and procedures and will review them against defined specifications. Changes to these methods and procedures will be consistent with NEKTAR AL’S CHANGE CONTROL procedure. Deviations to the test methods and procedures and out-of-SPECIFICATIONS test results on the SELECTED REAGENT will be handled in a manner consistent with Article 2 of this QUALITY AGREEMENT.
7.4	Deviations and SIGNIFICANT DEVIATIONS
7.4.1	Deviations will be managed according to NEKTAR AL’S standard operating procedures reviewed by COMPANY during COMPANY’S quality audits of NEKTAR AL.

7.4.2	SIGNIFICANT DEVIATIONS are defined in Attachment B. SIGNIFICANT DEVIATIONS will be investigated in accordance with NEKTAR AL’S standard operating procedures for root cause and fully documented by NEKTAR AL.

7.4.3	A SIGNIFICANT DEVIATION on the SELECTED REAGENT must be approved by COMPANY prior to shipment of the SELECTED REAGENT. NEKTAR AL must provide a copy of a summary report(s) on all SIGNIFICANT DEVIATIONS relating to the SELECTED REAGENT (Attachment B) for COMPANY’S consideration. COMPANY shall have the right to refuse at its discretion any BATCH that has experienced a SIGNIFICANT DEVIATION.

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7.4.4	A SIGNIFICANT DEVIATION on a confirmed out-of-SPECIFICATION result for stability testing for the SELECTED REAGENT will be communicated to COMPANY according to NEKTAR AL’S standard operating procedures.
7.5	Label Master Copy Approval
7.5.1	Label master copy approval will be handled through NEKTAR AL’S CHANGE CONTROL system. The SELECTED REAGENT’S label must contain the DATE OF MANUFACTURE or re-test date (when available) of the SELECTED REAGENT, the recommended storage conditions and SAFETY STATEMENT of the SELECTED REAGENT.
8.	Audits
8.1	External Regulatory Inspections
8.1.1	NEKTAR AL will immediately notify COMPANY of any inspections, notifications, or actions by a regulatory authority or other enforcement body that directly involve the SELECTED REAGENT. NEKTAR AL will provide appropriate support for all regulatory inspections.

8.1.2	In the event of any regulatory inspection, whether included under 8.1.1 or otherwise, NEKTAR AL will provide COMPANY with a summary report at the completion of such regulatory inspections. Any inspectional correspondence letters that directly affect the SELECTED REAGENT will be communicated by NEKTAR AL to COMPANY via telephone, followed by a redacted copy of any inspectional observations from such inspection.
8.2	COMPANY Quality Audits
8.2.1	COMPANY reserves the right to audit all NEKTAR AL’S MANUFACTURING FACILITIES and systems, including manufacturing, testing and stability laboratories and other areas supporting production of the SELECTED REAGENT. Such quality audits shall not exceed two (2) business days in duration unless otherwise mutually agreed by the PARTIES. The quality audit dates will be mutually agreed by the

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PARTIES acting reasonably and in good faith. After receipt of a formal written quality audit report from COMPANY, NEKTAR AL will respond to COMPANY within thirty (30) business days on the status of any quality audit observations.
9.	Training
9.1	NEKTAR AL will have a documented training program to assure that all personnel engaged in activities directly related to manufacturing, testing and release of the SELECTED REAGENT have the appropriate education, training, and experience required to perform their assigned functions properly. Training records shall be available for COMPANY’S review during quality audits, if requested.
10.	Data Reporting Requirements
10.1	The analytical data pack used to support NEKTAR AL’S release of the SELECTED REAGENT must be stored and retained in accordance with NEKTAR AL’S standard operating procedures as may be reviewed by COMPANY during its quality audits of NEKTAR AL and will be made available to COMPANY at NEKTAR AL’S site upon request.
11.	Shipment of the SELECTED REAGENT
11.1	NEKTAR AL will only ship SELECTED REAGENT which has been released by the approved NEKTAR AL standard operating procedures reviewed by COMPANY during its quality audits of NEKTAR AL and which meets the SPECIFICATIONS. COMPANY will identify the destination to which the SELECTED REAGENT BATCHES are to be shipped. The SELECTED REAGENT will be shipped in shrink wrapped bottles.
12.	Retained Samples of the SELECTED REAGENT
12.1	NEKTAR AL agrees to store retained samples for all the SELECTED REAGENT BATCHES in accordance with NEKTAR AL’S standard operating procedures as may be reviewed by COMPANY during its quality audits of NEKTAR AL. The

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amount of retained samples must be of sufficient quantity to conduct at least full specification analyses in duplicate.

12.2	NEKTAR AL agrees to store the retained samples under controlled storage conditions defined by NEKTAR AL for the SELECTED REAGENT and for a minimum of seven (7) years from the DATE OF MANUFACTURE.
13.	Storage of SELECTED REAGENT
13.1	NEKTAR AL agrees to store the SELECTED REAGENT under appropriate storage conditions according to NEKTAR AL’S standard operating procedures as may be reviewed by COMPANY during its quality audits of NEKTAR AL.
14.	Restricted Compounds
14.1	The NEKTAR AL’S MANUFACTURING FACILITY used in the manufacture, storage and shipment of the SELECTED REAGENT will be free from potential contamination by dihydroergotamine, penicillins, cephalosporins, beta lactams, tetracyclines, nitrofurantoin, streptomycin, vancomycin, chloramphenicol, neomycin, polymyxin B, amphotericin B, hormone products and derivatives, pesticides, fungicides, rodenticides, antineoplastic agents, and compounds classified as Pregnancy Category X as defined in 21 C.F.R. § 201.57(f)(6)(i)(e), including without limitation, FSH/LHRH oligopeptides.
15.	Annual Reviews
15.1	COMPANY’S Quality Assurance and NEKTAR AL’S Quality Assurance agree to meet as needed to discuss outstanding quality issues. Both PARTIES agree to meet at least annually to review this QUALITY AGREEMENT and list, categorize, and prioritize significant anticipated changes to the process. COMPANY and NEKTAR AL will meet as necessary to review quality issues related to the obligations and responsibilities as described in this QUALITY AGREEMENT. Both PARTIES will mutually agree to the timing of the review.

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16.	Returned Goods
16.1	NEKTAR AL will follow NEKTAR AL’S standard operating procedures as may be reviewed by COMPANY during its quality audits of NEKTAR AL for handling returned goods, quarantined materials, and/or rejected materials.
17.	Stability
17.1	NEKTAR AL is responsible for initiating stability testing of the SELECTED REAGENT upon written request by COMPANY. Changes to test plans, sampling plans, and test methods will be managed in accordance with the CHANGE CONTROL section of this QUALITY AGREEMENT and NEKTAR AL’S standard operating procedures as may be reviewed by COMPANY during its quality audits of NEKTAR AL.

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ATTACHMENT A
Critical Changes
CRITICAL CHANGES means any:
•	change to CRITICAL RAW MATERIALS (includes change in vendor and/or change in testing methodology or change in any SPECIFICATION),

•	process change to a CRITICAL PROCESS STEP (includes process changes due to change of major equipment),

•	change in in-process control or release testing which change any SPECIFICATION, including any change in the methodology of any method indicated in Schedule I of the AGREEMENT,

•	change in packaging,
or other changes that would influence purity of the SELECTED REAGENT, or which would affect its use in subsequent processing of the SELECTED PRODUCT derived from the SELECTED REAGENT, or which is outside of the scope of documentation submitted by NEKTAR AL to regulatory authorities or to COMPANY in connection with MARKETING AUTHORIZATION for the SELECTED PRODUCT.

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ATTACHMENT B
Significant Deviations
SIGNIFICANT DEVIATIONS requiring notification to COMPANY include any deviation that has the potential to impact the quality of the SELECTED REAGENT or the validation status. SIGNIFICANT DEVIATIONS are:
•	A physical contamination, cross-contamination, or other chemical contamination

•	A confirmed out-of-SPECIFICATION result for release or stability testing for the SELECTED REAGENT

•	REWORKING of the SELECTED REAGENT

•	A deviation from a CRITICAL PROCESS STEP

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ATTACHMENT C
Definitions
“APPROVAL” means the concurrence between COMPANY and NEKTAR AL, such as agreement on a proposed CRITICAL CHANGE, as evidenced in writing and signed by both PARTIES’ authorized quality representatives.
“BATCH” means a specific quantity of a material produced in a process or fraction of a process, as determined from time to time through APPROVAL.
“CHANGE CONTROL” has the meaning set forth in Section 2 of this QUALITY AGREEMENT.
“CHANGE CONTROL FORM” means NEKTAR AL’S procedural form that documents CRITICAL CHANGES. The form includes a description of the critical change, justification, and APPROVAL signatures at a minimum.
“CRITICAL CHANGES” has the meaning set forth in Attachment A of this QUALITY AGREEMENT.
“CRITICAL PROCESS STEP” means: [**]
“CRITICAL RAW MATERIALS” are: [**]
“DATE OF MANUFACTURE” means the last date of manufacturing for the SELECTED REAGENT, typically when the SELECTED REAGENT is removed from drying.
“DMF” means a drug master file covering the analysis and manufacturing of SELECTED REAGENT, comprising any and all technical information, including without limitation analytical methods, stability and pharmaceutical data and manufacturing processes with respect to SELECTED REAGENT in the possession or control of NEKTAR AL and its AFFILIATES.

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“NEKTAR AL’S MANUFACTURING FACILITY” means 1112 Church Street, Huntsville, Alabama 35801 or such other site as defined by NEKTAR.
“REWORK” means subjecting SELECTED REAGENT that does not conform to standards or SPECIFICATIONS to one or more processing steps that are different from the established manufacturing process (e.g. re-crystallization from a different solvent).
“SIGNIFICANT DEVIATION” has the meaning set forth in Attachment B of this QUALITY AGREEMENT.
“SAFETY STATEMENT” means the statement that is included on the labels of the SELECTED REAGENT: “Caution: For Manufacturing, processing or repacking. Not approved for human use without further processing”.

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SCHEDULE IX
INITIAL MEMBERS OF MANAGING COMMITTEE
COMPANY
[**]
NEKTAR AL
[**]

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